Exhibit 4.19

Private & Confidential	EXECUTION VERSION
Dated 27 October 2009
TAIZHOU HULL NO. WZL 0501 L.L.C.
TAIZHOU HULL NO. WZL 0502 L.L.C.
TAIZHOU HULL NO. WZL 0503 L.L.C.
DHJS HULL NO. 2007-001 L.L.C.
DHJS HULL NO. 2007-002 L.L.C.
(as Borrowers)
and
CALYON
and others
(as Original Lenders)
and
CALYON
(as Agent)
and
CALYON
(as Security Trustee)
and
CALYON
(as Arranger)

FACILITY AGREEMENT
for up to US$122,000,000 Loan Facility

LOAN FACILITY AGREEMENT
Dated: 27 October 2009
BETWEEN:
(1)
TAIZHOU HULL NO. WZL 0501 L.L.C., TAIZHOU HULL NO. WZL 0502 L.L.C., TAIZHOU HULL NO. WZL 0503 L.L.C., DHJS HULL NO. 2007-001 L.L.C. and DHJS HULL NO. 2007-002 L.L.C., each being a limited liability company formed and existing under the laws of the Marshall Islands whose principal place of business is at Fourth Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM08 Bermuda (each a “Borrower” and together the “Borrowers”);

(2)	the banks listed in Schedule 1, each acting through its office at the address indicated against its name in Schedule 1 (together the “Original Lenders” and each an “Original Lender”);
(3)	CALYON, acting as agent through its office at 9 quai du Président Paul Doumer, 92920 Paris, La Défense Cedex, France for the Lenders (in that capacity the “Agent”);
(4)
CALYON, acting as security trustee through its office at 9 quai du Président Paul Doumer, 92920 Paris, La Défense Cedex, France for the Lenders (as more particularly described below) (in that capacity the “Security Trustee”); and

(5)	CALYON, acting as arranger through its office at 9 quai du Président Paul Doumer, 92920 Paris, La Défense Cedex, France (in that capacity the “Arranger”).
WHEREAS:
(A)
Each Borrower has agreed to purchase the relevant Vessel from the Seller on the terms of the relevant Purchase Contract and intends to register that Vessel on delivery on the primary registry and to flag such vessel on the bareboat registry in each case listed opposite that Vessel in Schedule 2.

(B)
Each of the Lenders has agreed to advance to the Borrowers on a joint and several basis its Commitment (aggregating, with all the other Commitments from the Lenders, up to one hundred and twenty two million Dollars ($122,000,000)) to assist each of the Borrowers in financing (or, where the Purchase Price has previously been paid by a Borrower to the Seller, reimbursing to such Borrower) part of the Purchase Price of the relevant Vessel pursuant to the relevant Purchase Contract (each as defined below) (the “Loan” as more particularly defined in clause 1.1 below).

(C)	Each Borrower has agreed to bareboat charter the Vessel which it owns to the Charterer (as defined below) pursuant to the terms of the relevant Charter (as defined below).
(D)
Pursuant to this Agreement, and as a condition precedent to the several obligations of the Lenders to make the Loan available to the Borrowers, each Borrower has, amongst other things, agreed to execute and deliver a first priority Bahamas mortgage over each Vessel, together with a Deed of Covenants, as security for the payment of the Indebtedness.

(E)	The obligations of the Borrowers towards the Finance Parties (as defined below) shall be the subject of an irrevocable on-demand guarantee in respect of each Vessel given by

Teekay LNG Partners L.P. (as more particularly provided for therein) in favour of the Agent to be dated on or about the date hereof (the “Guarantee”).
IT IS AGREED as follows:-
1	Definitions and Interpretation
1.1	Definitions
In this Agreement:-
1.1.1	“Account Charge” means the deed of charge over the Borrower Earnings Account, as referred to in clauses 8.1.5.
1.1.2	“Administration” has the meaning given to it in paragraph 1.1.3 of the ISM Code.
1.1.3	“Affiliate” means, in relation to any entity, a Subsidiary of that entity, a Holding Company of that entity or any other Subsidiary of any Holding Company of that entity.
1.1.4	“Approved Brokers” means H. Clarkson & Co. Ltd, Simpson Spence & Young Shipbrokers Ltd, Compass Maritime Services LLC, Fearnley AS, R. S. Platou AS and P.F. Bassoe AS.
1.1.5	“Assigned Property” means the Insurances, the Earnings and the Requisition Compensation in respect of a Vessel.
1.1.6	“Assignments” means the deeds of assignment of the Assigned Property in respect of each of the Vessels as referred to in Clause 8.1.4 (each an “Assignment”).
1.1.7	“Availability Termination Date” means 31 October 2012, or such later date as is agreed by the Agent.
1.1.8
“Available Credit Lines” means any undrawn committed revolving credit lines, other than committed revolving credit lines with less than six (6) months to maturity, available to be drawn by any member of the Guarantor Group, as reflected in the Guarantor’s most recent quarterly management accounts forming part of the Guarantor’s Accounts.

1.1.9	“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
1.1.10	“Balloon Repayment Amount” means:
(a)	in respect of each of Vessel A, Vessel B and Vessel C, the amount of $8,300,000; and
(b)	in respect of each of Vessel D and Vessel E, the amount of $12,900,000.
1.1.11	“Bareboat Registry” means, in respect of a Vessel, the bareboat registry referred to in respect of that Vessel in Schedule 2.

1.1.12	“Borrower Earnings Account” means the account numbered 00.247.575.234 and designated “Teekay — 5 LPG Earnings Account” held in the name of the Borrowers with the Security Trustee.
1.1.13
“the Borrowers’ Obligations” means all of the liabilities and obligations of the Borrowers to the Finance Parties under or pursuant to the Borrowers’ Security Documents, whether actual or contingent, present or future, and whether incurred alone or jointly or jointly and severally with any other and in whatever currency, including (without limitation) interest, commission and all other charges and expenses.

1.1.14	“the Borrowers’ Security Documents” means those of the Security Documents to which any of the Borrowers is or is to be a party.
1.1.15
“Break Costs” means all documented costs, losses, premiums or penalties incurred by any of the Finance Parties in the circumstances contemplated by Clause 15.4 or as a result of any of them receiving any prepayment of all or any part of the Facility (whether pursuant to Clause 5.4, Clause 5.5, Clause 5.7 or otherwise) or any other payment under or in relation to the Security Documents on a day other than the due date for payment of the sum in question, and includes (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain the Facilities, and any liabilities, expenses or losses incurred by any of the Finance Parties in terminating or reversing, or otherwise in connection with, any interest rate and/or currency swap, transaction or arrangement entered into by any of the Finance Parties with any member of the Guarantor Group to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement.

1.1.16
“Business Day” means a day on which banks are open for the transaction of business of the nature contemplated by this Agreement (and not authorised by law to close) in New York City, United States of America; London, England; Paris, France; Beijing, China and any other financial centre which the Agent may reasonably consider appropriate for the operation of the provisions of this Agreement.

1.1.17	“Change of Control” means the occurrence of any of the following:
(a)
prior to the Delivery Date in respect of Vessel D and Vessel E respectively to its relevant Owner, Teekay Corporation shall cease, for any reason whatsoever (save with the prior written consent of the Agent, acting on the instructions of the Lenders, pursuant to Clause 5.7 or otherwise), to own or control directly or indirectly 100% of the shares or membership interests of such Owner; or

(b)	(i) on or from the Delivery Date in respect of Vessel D and Vessel E respectively to its relevant Owner; and

(ii) at any time in respect of the Owner of Vessel A, Vessel B and Vessel C respectively, the Guarantor shall cease, for any reason whatsoever (save with the prior written consent of the Agent, acting on the instructions of the Lenders, pursuant to clause 5.7 or otherwise), to own or control directly or indirectly 100% of the shares or membership interests of such Owner; or
(c)	Teekay Corporation ceases to hold, directly or indirectly, fifty one per cent. (51%) of the voting power in Teekay GP L.L.C., the general partner in the Guarantor; or
(d)	Teekay GP L.L.C. ceases to be the general partner in the Guarantor.
1.1.18	“Charter Assignments” means the deeds of assignment of the Charters in respect of each of the Vessels as referred to in clause 8.1.1 (each a “Charter Assignment”).
1.1.19	“Charterer” means I.M. Skaugen Marine Services Pte. Ltd., a company incorporated in Singapore whose registered office is at 78 Shenton Way, Lippo Centre, #17-03, Singapore 079120.
1.1.20
“Charterer’s Assignment” means, in relation to a Vessel, an assignment by the Charterer of its interest in the Insurances, Earnings and Requisition Compensation of the Vessel as referred to in Clause 8.1.8.

1.1.21	“Charterer’s Undertaking” means, in relation to a Vessel, a subordination undertaking by the Charterer in favour of the Security Trustee referred to in Clause 8.1.9.
1.1.22	“Charterhire Amount” means:
(a)	in respect of each of Vessel A, Vessel B and Vessel C, $9,776 per day; and
(b)	in respect of each of Vessel D and Vessel E, such amount as shall be determined pursuant to and in accordance with clause 11 of the relevant Charter.
1.1.23	“Charters” means:
(a)	in respect of each of Vessel A, Vessel B and Vessel C, the bareboat charters dated 31 January 2008 as amended by an addendum no.1 dated 2 October 2008; and
(b)	in respect of each of Vessel D and Vessel E, the bareboat charters dated 28 July 2008, in each case entered into between the relevant Owner and the Charterer (and “Charter” means any one of them).

1.1.24
“Civil Law Security Documents” means the Account Charges or (where the context permits) any one of them and any other agreement or document which may at any time be designated as such by the Agent and the Borrowers.

1.1.25
“Commitment” means, in relation to a Lender, the amount of the Loan which that Lender agrees to advance to the Borrowers as its several liability as indicated against the name of that Lender in Schedule 1 and/or, where the context permits, the Facility Outstandings and “Commitments” means more than one of them.

1.1.26	“Commitment Commission” means the commitment commission to be paid by the Borrowers to the Agent on behalf of the Lenders pursuant to Clause 7.1.2.
1.1.27
“Common Law Security Documents” means this Agreement, the Charter Assignments, the Assignments, the Share Pledges, the Mortgages, the Deeds of Covenants, the Charterer’s Undertakings, the Charterer’s Assignments, the Manager’s Undertakings, the Fee Letter or (where the context permits) any one of them and any other agreement or document which may at any time be designated as such by the Agent and the Borrowers.

1.1.28	a “Communication” means any notice, approval, demand, request or other communication from one party to this Agreement to any other party to this Agreement.
1.1.29
“the Communications Address” means c/o Teekay Shipping (Canada) Ltd, Suite 2000, Bentall 5, 550 Burrard Street, Vancouver, B.C., Canada V6C 2K2, fax no: +1 604 681 3011 marked for the attention of Director, Finance.

1.1.30	“Company” means at any given time the company responsible for a Vessel’s compliance with (i) the ISM Code under paragraph 1.1.2 of the ISM Code and or (ii) the ISPS Code (as the case may be).
1.1.31	“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7.
1.1.32
“Compulsory Acquisition” in relation to a Vessel means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of that Vessel by any Government Entity or other competent authority, whether de jure or de facto but shall exclude requisition for use or hire not involving requisition for title.

1.1.33
“Currency of Account” means, in relation to any payment to be made to a Finance Party pursuant to any of the Security Documents or the Guarantee, the currency in which that payment is required to be made by the terms of the relevant Security Document or the Guarantee.

1.1.34	“Deeds of Covenants” means the deeds of covenants referred to in Clause 8.1.3 (each a “Deed of Covenant”).

1.1.35	“Default Rate” means the rate which is the aggregate of LIBOR, any Mandatory Cost, the Margin and one point five per centum (1.5%) per annum.
1.1.36	“Delivery Date”, in respect of each Vessel, means the date on which that Vessel is actually delivered by the Seller to the relevant Owner pursuant to the relevant Purchase Contract.
1.1.37	“Disposal Repayment Date” means in relation to:
(a)	a Total Loss of a Vessel, the applicable Total Loss Repayment Date; and
(b)	a sale of a Vessel by the relevant Owner, the date upon which such sale is completed by the transfer of title to the purchaser in exchange for payment of all or part of the relevant purchase price.
1.1.38	“Dollars”, “US$” and “$” each means available and freely transferable and convertible funds in lawful currency of the United States of America.
1.1.39	“Dollar Equivalent” means, on any day, an amount in any currency other than Dollars converted into Dollars at the Spot Exchange Rate on that day;
1.1.40	“Drawdown Date” means the date on which a Drawing is advanced.
1.1.41	“Drawdown Notice” means a notice substantially in the form set out in the relevant part of Schedule 5.
1.1.42	“Drawing” means a part of the Facility advanced by the Lenders to the Borrowers in accordance with Clause 2.
1.1.43
“Earnings”, in relation to a Vessel, means all hires including (without limitation) all time charter hire and bareboat charter hire, freights, pool income and other sums payable to or for the account of the relevant Owner or the Charterer (as the case may be) in respect of that Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of that Vessel.

1.1.44
“Encumbrance” means any mortgage, charge, pledge, lien, assignment, hypothecation, preferential right, option, title retention or trust arrangement or any other agreement or arrangement which, in any of the aforementioned instances, has the effect of creating security.

1.1.45	“Environmental Affiliate” means an agent or employee of an Owner or a person in a contractual relationship with an Owner in respect of the

Vessel owned by it (including without limitation, the operation of or the carriage of cargo of such Vessel).
1.1.46	“Environmental Approvals” means any present or future permit, licence, approval, ruling, variance, exemption or other authorisation required under the applicable Environmental Laws.
1.1.47
“Environmental Claim” means any and all enforcement, clean-up, removal, administrative, governmental, regulatory or judicial actions, orders, demands or investigations instituted or completed pursuant to any Environmental Laws or Environmental Approvals together with any claims made by any third person relating to damage, contribution, loss or injury resulting from any Environmental Incident.

1.1.48	“Environmental Incident” means:
(a)	any release of Environmentally Sensitive Material from a Vessel; or
(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than a Vessel and which involves a collision between a Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the relevant Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or where any guarantor, any manager (or any sub-manager of such Vessel) or any of its officers, employees or other persons retained or instructed by it (or such sub-manager) are at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from such Vessel and in connection with which that Vessel is actually or potentially liable to be arrested and/or where any guarantor, any manager (or any sub-manager of the relevant Vessel) or any of its officers, employees or other persons retained or instructed by it (or such sub-manager) are at fault or allegedly at fault or otherwise liable to any legal or administrative action.

1.1.49	“Environmental Laws” means all present and future laws, regulations, treaties and conventions of any applicable jurisdiction which:
(a)	have as a purpose or effect the protection of, and/or prevention of harm or damage to, the environment;
(b)	relate to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;
(c)	provide remedies or compensation for harm or damage to the environment; or

(d)	relate to Environmentally Sensitive Materials or health or safety matters.
1.1.50
“Environmentally Sensitive Material” means (i) oil and oil products and (ii) any other waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the environment or a nuisance to any person or that may make the enjoyment, ownership or other territorial control of any affected land, property or waters more costly for such person to a material degree.

1.1.51
“Equity” means the aggregate of the amount paid up on the issued share capital of any relevant entity and the amount standing to the credit of its capital and revenue reserves (including any share premium account or capital redemption reserve but excluding any revaluation reserve,) plus or minus the amount standing to the credit or debit (as the case may be) of its profit and loss account.

1.1.52	“Event of Default” means any of the events set out in Clause 10.2.
1.1.53	“Execution Date” means the date on which this Agreement is executed by each of the parties hereto.
1.1.54	“Facility” means the credit facility made available by the Lenders to the Borrowers pursuant to this Agreement and more particularly described in clause 2.1.
1.1.55	“the Facility Outstandings” at any time means the total of all Drawings made at that time, to the extent not reduced by repayments, prepayments and voluntary reductions.
1.1.56
“the Facility Period” means the period beginning on the Execution Date and ending on the date when the whole of the Facility Outstandings and all other amounts due and owing under this Agreement have been repaid in full and the Borrowers have ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Security Documents.

1.1.57
“Fee Letter” means the letter dated on or about the date hereof between the Borrowers and the Agent setting out any of the fees referred to in Clause 7 other than Commitment Commission or the Participation Fee.

1.1.58
“Final Delivery Date” means the later of the Delivery Date in respect of Vessel A, the Delivery Date in respect of Vessel B, the Delivery Date in respect of Vessel C, the Delivery Date in respect of Vessel D and the Delivery Date in respect of Vessel E.

1.1.59	“the Finance Parties” means the Lenders, the Security Trustee, the Arranger and the Agent.
1.1.60	“Free Liquidity”, in relation to the Guarantor, has the meaning given to that term in the Guarantee.

1.1.61	“GAAP” means the generally accepted accounting principles in the United States of America.
1.1.62
“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant.

1.1.63	“Guarantee” has the meaning ascribed to it in Recital (E).
1.1.64
“Guarantor” means Teekay LNG Partners, L.P., a limited partnership formed under the laws of the Marshall Islands and with its registered office at c/o Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

1.1.65	“Guarantor Group” means the Guarantor and any company which is a Subsidiary of the Guarantor from time to time (including, for the avoidance of doubt, the Shareholder).
1.1.66	“Guarantor’s Accounts” means the consolidated financial accounts of the Guarantor to be provided to the Agent pursuant to clause 5.1 of the Guarantee.
1.1.67	“Holding Company” means, in relation to any entity, any other entity in respect of which it is a Subsidiary.
1.1.68
“the Indebtedness” means all Liabilities now or hereafter due, owing or incurred by any Security Party to the Lenders or any of them (or any Finance Party) under or in connection with the Security Documents.

1.1.69	“Insurance Amount” means one hundred and ten per centum (110%) of the aggregate from time to time of the Facility Outstandings.
1.1.70
“Insurances”, in relation to a Vessel, means all policies and contracts of insurance (including but not limited to hull and machinery, all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with that Vessel or her increased value and (where the context permits) all benefits thereof, including all claims of any nature and returns of premium.

1.1.71	“Interest Payment Date” means each date for the payment of interest in accordance with Clause 6.
1.1.72	“Interest Period” means each interest period selected by the Borrowers or agreed by the Lenders pursuant to Clause 6.
1.1.73	“the ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

1.1.74	“ISSC” means a valid international ship security certificate for a Vessel issued under the ISPS Code.
1.1.75
“the ISPS Code” means the International Ships and Port Security Code as adopted by the Conference of Contracting Governments to the Safety of Life at Sea Convention 1974 on 13 December 2002 and incorporated as Chapter XI-2 of the Safety of Life at Sea Convention 1974.

1.1.76
“law” or “Law” means any law, statute, treaty, convention, regulation, instrument or other subordinate legislation or other legislative or quasi-legislative rule or measure, or any order or decree of any government, judicial or public or other body or authority, or any directive, code of practice, circular, guidance note or other direction issued by any competent authority or agency (whether or not having the force of law).

1.1.77
“Lenders” means the Original Lenders and any bank, financial institution, trust, fund or other entity which has become a party to this agreement as a Lender in accordance with clause 12 (Assignment and sub-Participation) (each a “Lender”).

1.1.78	“Liabilities” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent.
1.1.79
“LIBOR” means the rate, rounded to the nearest four decimal places downwards (if the digit displayed in the fifth decimal place is 1,2,3 or 4) or upwards (if the digit displayed in the fifth decimal place is 5,6,7,8 or 9) displayed on Reuters page LIBOR 01 (or such other page or pages which replace(s) such page for the purposes of displaying offered rates of leading banks, for deposits in Dollars of amounts equal to the amount of the relevant Drawing for a period equal in length to the relevant Interest Period or if there is no such display rate then available for Dollars for an amount comparable to the Drawing, the arithmetic mean (rounded upwards, if necessary, to the nearest whole multiple of one-sixteenth per centum (1/16%)) of the respective rates notified to the Agent by each of the Reference Banks as the rate at which it is offered deposits in Dollars and for the required period by prime banks in the London Interbank Market.

1.1.80	“Loan” means the aggregate amount advanced or to be advanced by the Lenders to the Borrowers under Clause 2 or, where the context permits, the amount advanced and for the time being outstanding.
1.1.81
“Majority Lenders” means a Lender or Lenders whose Commitments in respect of the Loan aggregate more than sixty six and two thirds per cent (66 2/3%) of the aggregate of all the Commitments in respect of the Loan.

1.1.82
“Manager” means either Teekay Corporation, the Guarantor or the Charterer, or another management company which is controlled by Teekay Corporation, the Guarantor or the Charterer, or such other company as may be nominated by the Borrowers and approved by the Agent.

1.1.83	“Manager’s Undertaking” means, in relation to a Vessel, an undertaking by any Manager of the Vessel to the Security Trustee referred to in clause 8.1.6.
1.1.84
“Mandatory Cost” means for each Lender to which it applies, the cost imputed to that Lender of compliance with the mandatory liquid asset requirements of the Bank of England and/or the banking supervision or other costs imposed by the Financial Services Authority, determined in accordance with Schedule 6 (Calculation of the Mandatory Cost).

1.1.85	“Margin” means two point seven five per cent. (2.75%) per annum.
1.1.86	“Master” means the master of a Vessel from time to time.
1.1.87	“Material Adverse Effect” means a material adverse change in, or a material adverse effect on:
(a)	the financial condition, assets, prospects or business of any Security Party or on the consolidated financial condition, assets, prospects or business of the Guarantor Group;
(b)	the ability of any Security Party to perform and comply with its obligations under any Security Document or the Guarantee to which it is a party or to avoid any Event of Default;
(c)	the validity, legality or enforceability of any Security Document or the Guarantee; or
(d)	the validity, legality or enforceability of any security expressed to be created pursuant to any Security Document or the priority and ranking of any such security, provided that, in determining whether any of the forgoing circumstances shall constitute such a material adverse change or material adverse effect for the purposes of this definition, the Finance Parties shall consider such circumstance in the context of (x) the Guarantor Group taken as a whole and (y) the ability of each of the Security Parties to perform each of its obligations under the Security Documents or the Guarantee.
1.1.88	“Material Subsidiary” means:
(a)	the Borrowers;
(b)
any other Subsidiary of the Guarantor whose assets, as determined in accordance with GAAP and as shown from the most recent financial statements available to the Agent relating to it, as multiplied by the Relevant Percentage in respect of such Subsidiary, equal or exceed 10% of the aggregate value of the assets of the Guarantor as determined in accordance with GAAP and as shown from the most recently available financial statements of the Guarantor Group, provided that:

(i)
in respect of any Subsidiary of the Guarantor, only the value of its assets as multiplied by the Relevant Percentage in respect of such Subsidiary shall be taken into account in the computation of the value of the assets of the Guarantor Group; and

(ii)
a statement by the auditors of the Guarantor to the effect that, in their opinion, a Subsidiary of the Guarantor is or is not or was or was not at any particular time a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on each of the parties to this Agreement.

1.1.89	“Maturity Date” in respect of a Vessel Tranche means the date falling seven (7) years after the Drawdown Date in respect of the relevant Vessel Tranche.
1.1.90	“Maximum Amount” means one hundred and twenty two million Dollars ($122,000,000).
1.1.91	“Minimum Value” means:
(a)	on the Minimum Value Test Start Date and the first anniversary thereof, the amount in Dollars which is 105% of the Loan;
(b)	on the second and third anniversary of the Minimum Value Test Start Date, the amount in Dollars which is 110% of the Loan; and
(c)	thereafter, on each Minimum Value Test Date the amount in Dollars which is 115% of the Loan, and, in each case, in relation to any Mortgaged Vessel which has become a Total Loss but whose Disposal Repayment Date has not then occurred, minus such proportion of the Loan as the market value of such Mortgaged Vessel determined in accordance with clause 9.5 (Minimum security value) bore to the aggregate market value of all the Mortgaged Vessel (including the relevant Vessel) immediately before its Total Loss.
1.1.92
“Minimum Value Test Date” means the Minimum Value Test Start Date and thereafter each date on which the audited consolidated annual accounts of the Guarantor are delivered to the Agent under clause 5.1 of the Guarantee.

1.1.93	“Minimum Value Test Start Date” means the earlier of (a) the first anniversary of the Final Delivery Date and (b) 1 December 2010.
1.1.94
“Mortgaged Vessel” mean, at any relevant time, any Vessel which is subject to a Mortgage and/or whose Earnings, Insurances and Requisition Compensation are subject to a security interest under the Security Documents.

1.1.95
“Mortgage Period” means, in relation to a Mortgaged Vessel, the period from the date the Mortgage over that Vessel is executed and registered until the date such Mortgage is released and discharged or its Total Loss Date.

1.1.96
“Mortgages” means together (i) the first priority statutory ship mortgages together in each case with a deed of covenants collateral thereto or (ii) the first preferred ship mortgages (as applicable by reference to the relevant Primary Registry) over each of the Vessels made or to be made between the relevant Owners and the Security Trustee referred to in Clause 8.1.3 (each a “Mortgage”).

1.1.97	“Necessary Authorisations” means all Authorisations of any person including any government or other regulatory authority required by applicable Law to enable a party to:
(a)	lawfully enter into and perform its obligations under the Security Documents or the Guarantee to which it is party;
(b)
ensure the legality, validity, enforceability or admissibility in evidence in England and, if different, its jurisdiction of incorporation, of such Security Documents or Guarantee to which it is party; and

(c)	carry on its business from time to time.
1.1.98	“Net Debt” has the meaning given to that term in the Guarantee.
1.1.99	“Net Debt to Net Debt Plus Equity” has the meaning given to that term in the Guarantee.
1.1.100	“Obligatory Insurances” means in respect of each Vessel the insurances and entries referred to in clause 9.3.1 and, where applicable, those referred to in clauses 9.3.2, 9.3.5 and/or 9.4.17(d).
1.1.101	“Owner” means in respect of a Vessel the Borrower whose name appears beside that Vessel in Schedule 2.
1.1.102	“Participation Fee” means the participation fee to be paid by the Borrower to the Agent on behalf of the Lenders pursuant to clause 7.1.4.
1.1.103	“Permitted Liens” means:
(a)	security interests created by the Security Documents;
(b)	liens for unpaid crew’s wages;
(c)	liens for salvage;
(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to the Vessel not prohibited by the Relevant Documents;

(e)	liens for Master’s disbursements incurred in the ordinary course of trading;
(f)
other liens arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Vessel and which secure amounts not exceeding five million Dollars ($5,000,000) per Vessel where (to the extent such amounts are overdue) the Owner or the Charterer of a Vessel is contesting the claim giving rise to such lien in good faith by appropriate steps and for the payment of which adequate reserves have been made in case the relevant Owner or the Charterer finally has to pay such claim so long as any such proceedings shall not, and may reasonably be considered unlikely to lead to the arrest, sale, forfeiture or loss of the relevant Vessel, or any interest in the relevant Vessel;

(g)
any security interest created in favour of a claimant or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the Owner or the Charterer of a Vessel is prosecuting or defending such action in good faith by appropriate steps or which are subject to a pending appeal and for which there shall have been granted a stay of execution pending such appeal and for the payment of which adequate reserves have been made so long as any such proceedings or the continued existence of such security interest shall not and may reasonably be considered unlikely to lead to the arrest, sale, forfeiture or loss of, the relevant Vessel or any interest in the relevant Vessel; and

(h)
security interests arising by operation of law in respect of taxes which are not overdue for payment or taxes which are overdue for payment but which are being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made so long as any such proceedings or the continued existence of such security interest shall not and may reasonably be considered unlikely to lead to the arrest, sale, forfeiture or loss of a Vessel, or any interest in a Vessel.

1.1.104	“Potential Event of Default” means any event which, with the giving of notice and/or the passage of time and/or the satisfaction of any materiality test, would constitute an Event of Default.
1.1.105	“Pre-Approved Classification Society” means any of Det norske Veritas, Lloyds Register, American Bureau of Shipping (ABS), Germanischer Lloyd or Bureau Veritas.
1.1.106	“Pre-Approved Flag” means Singapore, Marshall Islands, Liberia, Panama, Cayman Islands, Bermuda, Norwegian International Ship Registry or Bahamas.
1.1.107	“Primary Registry” means, in respect of a Vessel, the port of registry referred to in respect of that Vessel in Schedule 2.

1.1.108	“Proceedings” means any suit, action or proceedings begun by any of the Finance Parties arising out of or in connection with the Security Documents or the Guarantee.
1.1.109
“Proportionate Share” in respect of the Loan means, for each Lender, the percentage that its Commitment relating to the Loan bears to the aggregate Commitments of all Lenders for the Loan from time to time, being initially the percentage indicated against the name of that Lender in Schedule 1;

1.1.110	“Purchase Contracts” means:
(a)
in respect of each of Vessel A, Vessel B and Vessel C, the memorandum of agreement dated 6 December 2006 as amended by and agreement dated 31 January 2008, an addendum no.1 dated 2 October 2008 and an addendum no.2 dated 12 March 2009; and

(b)	in respect of each of Vessel D and Vessel E, the acquisition agreement dated 28 July 2008, in each case entered into between the relevant Owner and the Seller relating to the sale and purchase of the relevant Vessel (and “Purchase Contract” means any one of them).
1.1.111	“Purchase Price” means the amount payable for a Vessel as set out in the relevant Purchase Contract.
1.1.112
“Qualifying Lender” means a Lender which is entitled to receive interest payable to that Lender in respect of an advance under a Security Document free and clear of any deductions or withholdings for or on account of Tax.

1.1.113	“Receiver” means any receiver or receivers or manager appointed by the Security Trustee in accordance with any Security Document or the Guarantee.
1.1.114	“Reference Banks” means, in relation to LIBOR, the principal London offices of Calyon and such other banks as may be appointed by the Agent in consultation with the Borrowers.
1.1.115	“Relevant Documents” means the Security Documents, the Guarantee and the Charters.
1.1.116
“Relevant Percentage” means, in respect of any Subsidiary of the Guarantor at any time, the percentage of the equity share capital or the partnership capital, as the case may be, of such Subsidiary which is beneficially owned (free from Encumbrances) by the Guarantor at such time.

1.1.117	“Repayment Date” means any date for payment of a Repayment Instalment in accordance with Clause 5.

1.1.118	“Repayment Instalment” means any instalment of a Loan to be repaid by the Borrowers in accordance with Clause 5.
1.1.119
“Requisition Compensation”, in relation to a Vessel, means all compensation or other money which may from time to time be payable to the relevant Owner or the Charterer (as the case may be) as a result of that Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

1.1.120
“the Security Documents” means the Common Law Security Documents and the Civil Law Security Documents or (where the context permits) any one or more of them, and any other agreement or document which may at any time be executed as security for the payment of all or any part of the Indebtedness.

1.1.121
“Security Parties” means, at any relevant time, the Borrowers, the Guarantor, the Shareholder and any other party (other than the Charterer, and any Manager who is not a member of the Guarantor Group) who may (with the prior written consent of the Borrowers) at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and “Security Party” means any one of them.

1.1.122	“Security Trustee” means Calyon in its capacity as security trustee for the purposes of the Common Law Security Documents and as security holder for the purposes of the Civil Law Security Documents.
1.1.123
“Security Value” means, at any time, the amount in Dollars which, at that time, is the aggregate of (a) the value of all of the Mortgaged Vessels which have not then become a Total Loss (or, if less, the maximum amount capable of being secured by the Mortgages of such Vessels) and (b) the value of any additional security then held by the Security Trustee provided under clause 9.5 (Minimum security value).

1.1.124	“Seller” means I.M. Skaugen Marine Services Pte. Ltd., a company incorporated in Singapore whose registered office is at 78 Shenton Way, Lippo Centre, #17-03, Singapore 079120.
1.1.125
“Shareholder” means Teekay LNG Operating L.L.C., a limited liability company formed and existing under the laws of the Marshall Islands whose registered office is at c/o Trust Company Complex, Ajeltake Island, Ajeltake Road, Marshall Islands MH96960 and who shall be the registered holder of all of the membership interests in each Borrower on and from the date on which such Borrower takes delivery of the Vessel in respect of which it shall be the owner.

1.1.126	“Share Pledges” means the share pledges in respect of the membership interests in each Borrower as referred to in clause 8.1.7.
1.1.127
“Spot Exchange Rate” means on any day in relation to any currency other than Dollars, the rate determined by the Agent as the rate quoted by Calyon at which the Agent is able to purchase that currency with Dollars in London at or about 11.00 a.m. two (2) Business Days prior to such day for delivery on such day and the Agent’s determination of any such rate shall be conclusive and binding on the Borrowers for all purposes.
1.1.128	“Subsidiary” means a subsidiary undertaking, as defined in section 1159 Companies Act 2006 or any analogous definition under any other relevant system of law.
1.1.129	“Tangible Net Worth” has the meaning given to that term in the Guarantee.
1.1.130
“Taxes” means all taxes, levies, imposts, duties, charges, fees, deductions and withholdings (including any related interest and penalties) and any restrictions or conditions resulting in any charge, other than taxes on the overall net income of a Finance Party or branch thereof, and “Tax” and “Taxation” shall be interpreted accordingly.

1.1.131	“Teekay Group” means Teekay Corporation and any company which is a Subsidiary of Teekay Corporation from time to time
1.1.132	“Threshold Amount” means five million Dollars ($5,000,000) or its equivalent in any other currency.
1.1.133	“Total Loss”, in relation to a Vessel, means:-
(a)	an actual, constructive, compromised, agreed or arranged total loss of that Vessel; or
(b)	the Compulsory Acquisition of that Vessel; or
(c)
the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of that Vessel (other than where the same amounts to the Compulsory Acquisition of that Vessel) by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless the Vessel is released and restored to its Owner from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within ninety (90) days after the occurrence thereof.

1.1.134	“Total Loss Date” means, in relation to the Total Loss of a Vessel:
(a)	in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the Vessel was last reported;
(b)	in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:
(i)	the date notice of abandonment of the Vessel is given to its insurers; or

(ii)	if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or
(iii)	the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the Vessel’s insurers;
(c)	in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened; and
(d)	in the case of hijacking, theft, condemnation, capture, seizure, arrest or detention, the date 90 days after the date upon which it happened.
1.1.135	“Total Loss Repayment Date” means where a Mortgaged Vessel has become a Total Loss the earlier of:
(a)	the date 180 days after its Total Loss Date; and
(b)	the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant Government Entity.
1.1.136	“Transfer Certificate” means a certificate materially in the form set forth in Schedule 4 signed by a Lender and a Transferee whereby:-
(a)
such Lender seeks to procure the transfer to such Transferee of all or a part of such Lender’s rights and obligations under this Agreement upon and subject to the terms and conditions set out in Clause 12; and

(b)	such Transferee undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Agent as is contemplated in Clause 12.
1.1.137	“Transfer Date” means, in relation to any Transfer Certificate, the date for the making of the transfer specified in the schedule to such Transfer Certificate.
1.1.138	“Transferee” means a bank or other financial institution to which a Lender seeks to transfer all or part of such Lender’s rights and obligations under this Agreement.

1.1.139
“the Trust Property” means (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Security Trustee or any of the other Finance Parties under or pursuant to the Security Documents and any notices or acknowledgements or undertakings given in connection with any of the Security Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Finance Party in the Security Documents and any notices or acknowledgements or undertakings given in connection with any of the Security Documents), (ii) the proceeds of any claims made under policies of insurance taken out by the Security Trustee on behalf of the other Finance Parties in respect of the Vessels or any of them, (iii) all moneys, property and other assets payable, paid or transferred to or vested in the Security Trustee or any other Finance Party or any Receiver or receivable, received or recovered by the Security Trustee or any other Finance Party or any Receiver pursuant to, or in connection with, any of the Security Documents and any notices or acknowledgements or undertakings given in connection with any of the Security Documents whether from any Finance Party or any other person and (iv) all moneys, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by the Security Trustee or any other Finance Party or any Receiver in respect of the same (or any part thereof);

1.1.140
“Valuation” means in relation to a Vessel, the written valuation of that Vessel expressed in Dollars prepared by one of the Approved Brokers (or such other firms of reputable independent shipbrokers as may be acceptable to the Agent), to be nominated by the Borrowers. Such valuations shall be prepared at the Borrowers’ expense, without a physical inspection, on the basis of a sale for prompt delivery for cash at arm’s length between a willing buyer and a willing seller without the benefit of any charterparty or other engagement.

1.1.141	“Value Added Tax” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.
1.1.142
“Vessels” means the vessels listed in Schedule 2 as “Vessel A”, “Vessel B”, “Vessel C”, “Vessel D” and “Vessel E”, and everything now or in the future belonging to them on board and ashore (each a “Vessel)”.

1.1.143
“Vessel Tranche” in respect of each Vessel means that portion of the Loan to be lent to the relevant Borrower in respect of that Vessel which shall at no time exceed the relevant Vessel Tranche Maximum Amount.

1.1.144	“Vessel Tranche Maximum Amount” means, as at the date of this Agreement, in respect of each Vessel, the lower of:
(a)	sixty per cent. (60%) of its Purchase Price; and
(b)	(i) in respect of each of Vessel A, Vessel B and Vessel C, $20,000,000; and

(ii)	in respect of each of Vessel D and Vessel E, $31,000,000.
1.2	Interpretation
In this Agreement:-
1.2.1	words denoting the plural number include the singular and vice versa;
1.2.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;
1.2.3	references to Recitals, Clauses, Schedules and Appendices are references to recitals and clauses of, and schedules and appendices to, this Agreement;
1.2.4	references to this Agreement include the Recitals, the Schedules and the Appendices;
1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;
1.2.6
references to any document (including, without limitation, to all or any of the Security Documents or the Guarantee) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;
1.2.8	references to any of the Finance Parties include its successors, transferees and assignees;
1.2.9
in the case of the Borrowers, references to company, incorporation, shares, officers, directors and shareholders shall be construed as references to a limited liability company, formation, limited liability company interests and members/membership, respectively; and

1.2.10	references to times of day are unless otherwise stated to London time.
1.3	Joint and several liability
1.3.1
All obligations, covenants, representations, warranties and undertakings in or pursuant to the Security Documents assumed, given, made or entered into by the Borrowers shall, unless otherwise expressly provided, be assumed, given, made or entered into by the Borrowers jointly and severally.

1.3.2
Each of the Borrowers agrees that any rights which it may have at any time during the Facility Period by reason of the performance of its obligations under the Security Documents to be indemnified by any other Borrower and/or to take the benefit of any security taken by the Lenders or by the Agent pursuant to the Security Documents shall be exercised only in accordance with this Agreement. Each of the Borrowers agrees to hold any sums received by it as a result of its having exercised any such right on trust for the Agent (as agent for the Lenders) absolutely.

1.3.3
Each of the Borrowers agrees that it will not at any time during the Facility Period claim any set-off or counterclaim against any other Borrower in respect of any liability owed to it by that other Borrower under or in connection with the Security Documents, nor prove in competition with the Finance Parties in any liquidation of (or analogous proceeding in respect of) the other Borrower in respect of any payment made under the Security Documents or in respect of any sum which includes the proceeds of realisation of any security held by the Lenders or the Agent for the repayment of the Indebtedness.

2	The Facility and its Purpose
2.1
Agreement to lend Subject to the terms and conditions of this Agreement, and in reliance on each of the representations and warranties made or to be made in or in accordance with each of the Security Documents and the Guarantee, each of the Lenders agrees to advance to the Borrowers its Commitment of an aggregate principal amount not exceeding the Maximum Amount to be used by the Borrowers for the purposes referred to in Recital (B), with the relevant Vessel Tranche Maximum Amount being the maximum amount that may be drawn down under the Loan for each Vessel.

2.2
Drawdown Request The Borrowers may request a Drawing to be advanced in one amount on any Business Day prior to the Availability Termination Date by delivering to the Agent a duly completed Drawdown Notice not more than ten (10) and not fewer than five (5) Business Days before the proposed Drawdown Date. Only one Drawing may be made in respect of each Vessel.

2.3
Lenders’ participation Subject to Clauses 2 and 3, the Agent shall promptly notify each Lender of the receipt of a Drawdown Notice and not less than three (3) Business Days before the proposed Drawdown Date, following which each Lender shall advance its Proportionate Share of the relevant Drawing to the Borrowers through the Agent on the relevant Drawdown Date. Any notice from the Agent to a Lender pursuant to this clause 2.3 shall contain a confirmation by the Agent to each Lender that either (a) all conditions precedent to the making of the relevant Drawing pursuant to clause 3 of this Agreement have been satisfied in full or (b) the Agent shall not release the amount of the relevant Drawing to the relevant Borrower until all such conditions precedent have been satisfied or waived to the satisfaction of all Lenders.

2.4	Availability Termination Date No Lender shall be under any obligation to advance all or any part of its Commitment after the Availability Termination Date.
2.5 Several obligations
(a)	The obligations of each Finance Party under this Agreement are several. No Finance Party is responsible for the obligations of any other Finance

Party. Even if one or more Finance Parties fails to perform its obligations, the other Finance Parties will continue to perform their obligations and will be able to enforce their rights in respect of the other parties to this Agreement.
(b)	The obligations of the Borrowers under this Agreement are as follows:
(i)
the Borrowers will pay to the Security Trustee, when they are due for payment, the full amount of the Loan and all other amounts (including interest, commission and expenses) payable by the Borrowers under the Security Documents;

(ii)
the Borrowers will pay to each Lender, when they are due for payment, that proportion of the Loan which was lent by that Lender and all interest, commission and other amounts payable in relation to it;

(iii)	the Borrowers will pay to the Agent, when they are due for payment, all amounts owing to it under the Security Documents;
(iv)	the obligations of the Borrowers to (on the one hand) the Security Trustee and (on the other) each other Finance Party are several;
(v)	payment either to the Security Trustee or to another Finance Party of an amount which is due to both of them will reduce both of those liabilities by that amount; and
(vi)	if an amount would otherwise be payable under this clause 2.5 to the same person in two different capacities, the Borrowers will only have an obligation to pay that amount once.
(c)
Each Finance Party can enforce its rights without joining the Security Trustee or any other Finance Parties. However, the security documents listed in Clause 8.1 below (excluding clause 8.1.2 ) can only be enforced by the Security Trustee.

2.6
Application of Facility Without prejudice to the obligations of the Borrowers under this Agreement, no Finance Party shall be obliged to concern itself with the application of the Facility by the Borrowers.

2.7
Loan facility and control accounts The Agent will open and maintain such loan facility account or such other control accounts as the Agent shall in its discretion consider necessary or desirable in connection with the Facility.

3	Conditions precedent and subsequent for the Loans
3.1
Conditions precedent Before any Lender shall have any obligation to advance any Drawing under the Loan the Borrowers shall deliver or cause to be delivered to or to the order of the Agent all of the documents and other evidence listed in Part I of Schedule 3. In addition, as a condition precedent to the advancing of each Drawing under the Loan, the Borrowers shall deliver or cause to be delivered to or to the order of the Agent all of the documents and other evidence listed in Part II of Schedule 3, save that references to “the Vessel” or to any person or document relating to a Vessel shall be deemed to relate solely to the Vessel specified in the relevant Drawdown Notice or to any person or document relating to that Vessel respectively.
3.2	Further conditions precedent The Lenders will only be obliged to advance a Drawing if on the date of the Drawdown Notice and on the proposed Drawdown Date:
3.2.1	no Event of Default or Potential Event of Default is continuing unremedied or unwaived or would result from the advance of that Drawing; and
3.2.2	the representations made by the Borrowers under Clause 4 are true in all material respects.
3.3	Drawing limit The Lenders will only be obliged to advance a Drawing if:
3.3.1	that Drawing will not exceed the relevant Vessel Tranche Maximum Amount, and will not increase the outstanding amount of the Loan to a sum in excess of the Maximum Amount;
3.3.2
in respect of Vessel A and (if the Delivery Date in respect of Vessel B has occurred prior to the proposed Drawdown Date in respect of that Vessel) Vessel B, the Drawing will be applied in reimbursement to the relevant Owner or to any other account designated by the Owner and acceptable to the Majority Lenders of part of the Purchase Price previously paid by it or on its behalf to the Seller pursuant to the relevant Purchase Contract; and

3.3.3
in respect of Vessel B (if the Delivery Date in respect of Vessel B has not occurred prior to the proposed Drawdown Date in respect of that Vessel), Vessel C, Vessel D and Vessel E the proposed Drawdown Date of the relevant Drawing:

(a)	coincides with the due date for payment by a Borrower of the Purchase Price of a Vessel under a Purchase Contract and that Drawing will be applied in payment of the Purchase Price; or
(b)
falls within three months of the payment of the Purchase Price of a Vessel under a Purchase Contract (which payment shall be evidenced in a manner satisfactory to the Agent) and that Drawing will be applied in reimbursement to the Borrower or to any other account designated by the Borrower and acceptable to the Majority Lenders of part of that Purchase Price paid by the Borrower or on the Borrower’s behalf in respect of the relevant Vessel.

(c)
Conditions subsequent The Borrowers undertake to deliver or to cause to be delivered to the Agent on, or as soon as practicable after, the relevant Drawdown Date the additional documents and other evidence listed in Part III of Schedule 3, save that references to “the Vessel” or to any person or document relating to a Vessel shall be deemed to relate solely to the Vessel specified in the relevant Drawdown Notice or to any person or document relating to that Vessel respectively.

(d)
No Waiver If the Lenders in their sole discretion agree to advance a Drawing to the Borrowers before all of the documents and evidence required by Clause 3.1 have been delivered to or to the order of the Agent, the Borrowers undertake to deliver all outstanding documents and evidence to or to the order of the Agent no later than thirty (30) days after the relevant Drawdown Date or such other date specified by the Agent.

The advance of a Drawing under this Clause 3.5 shall not be taken as a waiver of the Lenders’ right to require production of all the documents and evidence required by Clause 3.1.
(e)	Form and content All documents and evidence delivered to the Agent under this Clause 3 shall:
(f)	be in form and substance reasonably acceptable to the Agent; and
(g)	if reasonably required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.
4	Representations and Warranties
Each of the Borrowers represents and warrants jointly and severally to each of the Finance Parties at the Execution Date and (by reference to the facts and circumstances then pertaining) at the date of each Drawdown Notice, at each Drawdown Date and at each Interest Payment Date as follows (except that the representation and warranty contained at Clause 4.6 shall only be made on the first Drawdown Date in respect of each Loan and that the representations and warranties contained at Clauses 4.2 and 4.21 shall only be made on the Execution Date):-
4.1
Status and Due Authorisation Each of the Security Parties is a limited partnership or limited liability company duly organised or formed under the laws of its jurisdiction of incorporation, organisation or formation (as the case may be) with power to enter into the Security Documents to which it is a party and (in the case of the Guarantor) the Guarantee and to exercise its rights and perform its obligations under the Security Documents to which it is a party and (in the case of the Guarantor) the Guarantee and all action required to authorise its execution of the Security Documents to which it is a party and (in the case of the Guarantor) the Guarantee and its performance of its obligations thereunder has been duly taken.

4.2
No Deductions or Withholding Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, none of the Security Parties will be required to make any deduction or withholding from any payment it may make under any of the Security Documents to which it is a party or (in the case of the Guarantor) under the Guarantee.

4.3
Claims Pari Passu Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, the Indebtedness will, to the extent that it exceeds the realised value of any security granted in respect of the Indebtedness, rank at least pari passu with all the Security Parties’ other unsecured indebtedness save that which is preferred solely by any bankruptcy, insolvency or other similar laws of general application.

4.4
No Immunity In any proceedings taken in any of the Security Parties’ respective jurisdictions of incorporation or formation in relation to any of the Security Documents or (in the case of the Guarantor) the Guarantee, none of the Security Parties will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

4.5
Governing Law and Judgments In any proceedings taken in any of the Security Parties’ jurisdiction of incorporation or formation in relation to the Guarantee or any of the Security Documents in which there is an express choice of the law of a particular country as the governing law thereof, that choice of law and any judgment or (if applicable) arbitral award obtained in that country will be recognised and enforced.

4.6
Validity and Admissibility in Evidence As at the date hereof, all acts, conditions and things required to be done, fulfilled and performed in order (a) to enable each of the Security Parties lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Security Documents to which they are a party or (in the case of the Guarantor) the Guarantee, (b) to ensure that the obligations expressed to be assumed by each of the Security Parties in the Security Documents to which they are a party and (in the case of the Guarantor) the Guarantee are legal, valid and binding and (c) to make the Security Documents to which they are a party and (in the case of the Guarantor) the Guarantee admissible in evidence in the jurisdictions of incorporation or formation of each of the Security Parties, have been done, fulfilled and performed.

4.7
No Filing or Stamp Taxes Under the laws of the Security Parties’ respective jurisdictions of incorporation, organisation or formation in force at the date hereof, it is not necessary that any of the Security Documents to which they are a party or (in the case of the Guarantor) the Guarantee be filed, recorded or enrolled with any court or other authority in its jurisdiction of incorporation or formation (other than the Registrar of Companies for England and Wales or the relevant maritime registry, to the extent applicable) or that any stamp, registration or similar tax be paid on or in relation to any of such Security Documents or the Guarantee.

4.8
Binding Obligations The obligations expressed to be assumed by each of the Security Parties in the Security Documents and (in the case of the Guarantor) the Guarantee are legal and valid obligations, binding on each of them in accordance with the terms of the Security Documents and the Guarantee and no limit on any of their powers will be exceeded as a result of the borrowings, granting of security or giving of Guarantee contemplated by the Security Documents or the Guarantee or the performance by any of them of any of their obligations thereunder.

4.9
No Winding-up Neither the Borrowers, the Guarantor, any Material Subsidiary of the Guarantor nor any other Security Party has taken any limited liability company or limited partnership action nor have any other steps been taken or legal proceedings been started or (to the best of the Borrowers’ knowledge and belief) threatened against the Borrowers, the Guarantor, any Material Subsidiary of the Guarantor or any other Security Party for its winding-up, dissolution, administration or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues which might have a material adverse effect on the business or financial condition of the Guarantor Group taken as a whole.
4.10	Solvency
4.10.1
Neither the Borrowers, the Guarantor, any other Security Party nor the Guarantor Group taken as a whole is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments in respect of any of its debts.

4.10.2
Neither the Borrowers, the Guarantor nor any Material Subsidiary of the Guarantor or any other Security Party by reason of actual or anticipated financial difficulties, has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

4.10.3
The value of the assets of each of the Borrowers, the Guarantor and the Guarantor Group or any other Security Party taken as a whole is not less than the liabilities of such entity or the Guarantor Group taken as a whole (as the case may be) (taking into account contingent and prospective liabilities).

4.10.4
No moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any indebtedness of the Borrowers, the Guarantor or any Material Subsidiary of the Guarantor or any other Security Party.

4.11	No Material Defaults
4.11.1
Without prejudice to Clause 4.11.2, neither the Borrowers, the Guarantor nor any Material Subsidiary of the Guarantor or any other Security Party is in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might have a material adverse effect on the business or financial condition of such entity or the Guarantor Group taken as a whole (as the case may be).

4.11.2	No Event of Default is continuing or might reasonably be expected to result from the advance of any Drawing.
4.12
No Material Proceedings No action or administrative proceeding of or before any court, arbitral body or agency which is not covered by adequate insurance or which might, if adversely determined, have a material adverse effect on the business or financial condition of the Guarantor Group taken as a whole has been started or is reasonably likely to be started.

4.13
Guarantor’s Accounts The first set of Guarantor’s Accounts and all other annual financial statements relating to the Guarantor Group required to be delivered under clause 5.1 of the Guarantee were prepared in accordance with GAAP, give (in conjunction with the notes thereto) a true and fair view of (in the case of annual financial statements) or fairly represent (in the case of quarterly accounts) the financial condition of the Guarantor Group at the date as of which they were prepared and the results of the Guarantor Group’s operations during the financial period then ended.

4.14
No Material Adverse Change Since the publication of the last financial statements relating to the Guarantor Group delivered pursuant to clause 5.1 of the Guarantee, there has been no change that has a Material Adverse Effect.

4.15
No Undisclosed Liabilities As at the date to which the Guarantor’s Accounts were prepared neither the Borrowers, the Guarantor nor any Material Subsidiary of the Guarantor had any material liabilities (contingent or otherwise) which were not disclosed thereby (or by the notes thereto) or reserved against therein nor any unrealised or anticipated losses arising from commitments entered into by it which were not so disclosed or reserved against therein.

4.16
No Obligation to Create Security The execution of the Security Documents and the Guarantee by the Security Parties and their exercise of their rights and performance of their obligations thereunder will not result in the existence of nor oblige the Borrowers or the Guarantor to create any Encumbrance over all or any of their present or future revenues or assets, other than pursuant to the Security Documents or the Guarantee.

4.17
No Breach The execution of the Security Documents and the Guarantees by each of the Security Parties and their exercise of their rights and performance of their obligations under any of the Security Documents and the Guarantee do not constitute and will not result in any breach of any agreement or treaty to which any of them is a party.

4.18	Ownership and Security
4.18.1	Each of the Borrowers is a Subsidiary of the Guarantor.
4.18.2
Each of the Security Parties is the legal and beneficial owner of all assets and other property which it purports to charge, mortgage, pledge, assign or otherwise secure pursuant to each Security Document and those Security Documents to which it is a party create and give rise to valid and effective security having the ranking expressed in those Security Documents.

4.19
Necessary Authorisations The Necessary Authorisations required by each Security Party are in full force and effect, and each Security Party is in compliance with the material provisions of each such Necessary Authorisation relating to it and, to the best of its knowledge, none of the Necessary Authorisations relating to it are the subject of any pending or threatened proceedings or revocation.

4.20
Money Laundering Any amount borrowed hereunder, and the performance of the obligations of the Security Parties under the Security Documents or the Guarantee, will be for the account of members of the Guarantor Group and will not involve any breach by any of them of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities.

4.21
Disclosure of material facts The Borrowers are not aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have reasonably been expected to adversely affect the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrowers.
4.22	Use of Facility The Facility will be used for the purposes specified in the Recitals.
4.23
Vessel Status Each Vessel will on its Delivery Date be registered in the name of the relevant Owner through the relevant Primary Registry as a vessel under the laws of that Primary Registry and classed with the relevant Pre-Approved Classification Society free from material recommendations and conditions of the relevant classification society. Such Vessel will, within 5 Business Days of its Delivery Date, be registered in the name of the relevant Owner with the flag of the relevant Bareboat Registry.

4.24	Representations Limited The representation and warranties of the Borrowers in this Clause 4 are subject to:
4.24.1	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;
4.24.2
the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors;

4.24.3	the time barring of claims under any applicable limitation acts;
4.24.4	the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar; and
4.24.5	any other reservations or qualifications of law expressed in any legal opinions obtained by the Agent in connection with the Facility.
5	Repayment and Prepayment
5.1
Repayment of Loan The Borrowers agree to repay the Vessel Tranches to the Agent for the account of the Lenders by twenty eight consecutive Repayment Instalments following a profile of seven years to the relevant Balloon Repayment Amount as per the relevant indicative repayment schedule set out in Schedule 8. Schedule 8 may be replaced prior to (or promptly following) the relevant Drawdown Date by the Agent (acting with the approval of the Majority Lenders, such approval not to be unreasonably withheld) in consultation with the Borrowers. Any such replacement schedule shall be deemed to be incorporated into this Agreement in place of the existing Schedule on each Repayment Date. The first Repayment Instalment in respect of each Vessel Tranche will fall due on the date falling three months after the Drawdown Date and each succeeding Repayment Instalment to be payable quarterly in arrears on each of the dates falling at three monthly intervals thereafter up to and including the Maturity Date. In addition, on the Maturity Date (without prejudice to any other provision of this Agreement), the relevant Balloon Repayment Amount shall be repaid in full.

5.2
Reduction of Repayment Instalments If, following each Drawdown Date, the aggregate amount advanced to the Borrowers under the relevant Vessel Tranche is less than the relevant Vessel Tranche Maximum Amount, the amount of each

Repayment Instalment in respect of that Vessel Tranche shall be reduced pro rata to the amount actually advanced and the Balloon Repayment Amount shall remain the same (save that where the aggregate amount advanced is less than the relevant Balloon Repayment Amount, the Balloon Repayment Amount shall be the aggregate amount advanced).

5.3	Reborrowing The Borrowers may not reborrow any part of the Loan which is repaid or prepaid.
5.4
Prepayment and Cancellation The Borrowers may prepay the Facility Outstandings in whole or in part, or cancel the Loan in whole or in part, in each case in integral multiples of one million Dollars ($1,000,000) (or as otherwise may be agreed by the Agent) provided that they have first given to the Agent not fewer than ten (10) Business Days’ prior written notice expiring on a Business Day of their intention to do so. Any notice pursuant to this Clause 5.4 once given shall be irrevocable and shall (in the case of a prepayment) oblige the Borrowers to make the prepayment referred to in the notice on the Business Day specified in the notice, together with all interest accrued on the amount prepaid and all accrued Commitment Commission up to and including that Business Day.

5.5
Mandatory Prepayment on Total Loss In the event that any Vessel becomes a Total Loss, on the Total Loss Repayment Date, the Borrowers shall prepay the relevant Vessel Tranche together with all interest accrued thereon up to and including the day of prepayment. Any such prepayment shall not be reborrowed.

5.6
Mandatory Prepayment on Change of Control If without the prior written consent of the Agent (acting upon the instructions of all Lenders) a Change of Control shall occur the Borrowers shall, if so requested by the Agent (acting upon the instructions of the Majority Lenders) in writing, be obliged within thirty (30) days of such event to prepay the whole of the Loan, together with all interest accrued thereon up to and including the day of prepayment. Any such prepayment shall not be reborrowed.

5.7	Right of Prepayment and cancellation in relation to a single Lender
5.7.1
If any Lender claims indemnification from the Borrowers under clause 13.6 (Change in law), the Borrowers may (save where an Event of Default is continuing unremedied or unwaived), whilst the circumstance giving rise to the requirements for indemnification continues, if no other Lender is willing to take over the affected Lender’s participation in the Loan or the Borrowers are not able to find an alternative lender acceptable to the Agent acting reasonably to take over such Lender’s participation, give the Agent notice of cancellation of the Commitment of that Lender and their intention to procure the prepayment of that Lender’s participation in the Loan.

5.7.2	On receipt of a notice referred to in clause 5.7.1 above, the Commitment of that Lender shall immediately be reduced to zero.
5.7.3
On the last day of each Interest Period which ends after the Borrowers have given notice under clause 5.7.1 (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall prepay that Lender’s outstanding participation in that Loan.

5.7.4
Any notice of cancellation or prepayment given by any Party under clause 5.7.1 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

5.7.5	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
5.7.6	No amount of any of the Commitments cancelled under this Agreement may be subsequently reinstated.
5.7.7	If the Agent receives a notice under this clause 5.7 it shall promptly forward a copy of that notice to the affected Lender.
5.8
Prepayment indemnity If the Borrowers shall make a prepayment on a Business Day other than the last day of an Interest Period, they shall pay to the Agent on behalf of the Lenders any amount which is necessary to compensate the Lenders for any Break Costs incurred by the Agent or any of the Lenders as a result of the prepayment in question.

5.9	Application of prepayments Any prepayment in an amount less than the Indebtedness shall be applied in accordance with clause 16.7 (Payment Mechanics).
5.10
No other prepayments The Borrowers shall not repay or prepay all or any part of the Loan or cancel all or any part of any Commitment except at the times and in the manner expressly provided for in this Agreement.

6	Interest
6.1	Interest Periods The period during which any Drawing shall be outstanding pursuant to this Agreement shall be divided into consecutive Interest Periods of three months’ duration.
6.2
Beginning and end of Interest Periods The first Interest Period in respect of each Vessel Tranche shall begin on the Drawdown Date of that Vessel Tranche and shall end on the first Repayment Date in respect of that Vessel Tranche. Any subsequent Interest Period in respect of each Vessel Tranche shall commence on the day following the last day of its previous Interest Period and shall end on the next following Repayment Date.

6.3
Interest rate During each Interest Period, interest shall accrue on each Vessel Tranche at the rate determined by the Agent to be the aggregate of (a) the Margin and (b) LIBOR determined at or about 11:00 am (London time) on the second Business Day prior to the beginning of the Interest Period relating to that Vessel Tranche.

6.4
Accrual and payment of interest During the Facility Period, interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the

Borrowers to the Agent on behalf of the Lenders on the last day of each Interest Period.
6.5
Ending of Interest Periods If any Interest Period would end on a day which is not a Business Day, that Interest Period shall end on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month, in which event the Interest Period in question shall end on the immediately preceding Business Day).

6.6
Default Rate If an Event of Default shall occur pursuant to clause 10.2.1 or clause 10.2.2, the whole of the Indebtedness shall, from the date of the occurrence of the Event of Default, bear interest up to the date of actual payment (both before and after judgment) at the Default Rate, compounded at such intervals as the Agent shall in its reasonable discretion determine, which interest shall be payable from time to time by the Borrowers to the Agent on behalf of the Lenders on demand.

6.7
Determinations conclusive Each determination of an interest rate made by the Agent in accordance with Clause 6 shall (save in the case of manifest error or on any question of law) be final and conclusive.

6.8
Mandatory Costs If applicable the Borrowers shall reimburse the Agent for any Mandatory Costs relating to the Vessel Tranche in question incurred by a Lender as a result of funding its Commitment of the Loan.

7	Fees
7.1	The Borrowers shall pay the following fees:
7.1.1	Arrangement fee The Borrowers shall pay to the Arranger an arrangement fee in the amount and at the time agreed in the Fee Letter.
7.1.2
Commitment fee The Borrowers shall pay to the Agent (for the account of the Lenders in proportion to their Commitments) a commitment fee computed at the rate of one per cent 1.00% per annum on the undrawn and uncancelled amount of the Maximum Amount from time to time from the date of this Agreement until the earlier to occur of (i) the Drawdown Date in respect of the final Loan Drawing, (ii) the last Availability Termination Date and (iii) the date on which the Commitments have been cancelled in full. The accrued commitment fee is payable on the last day of each successive period of three months from the Execution Date and on such Availability Termination Date.

7.1.3	Agency fee The Borrowers shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in the Fee Letter.
7.1.4
Participation fee The Borrowers shall pay to the Agent for the account of each Lender on the date of this Agreement a fee in Dollars equal to zero point seven five per cent. (0.75%) of that Lender’s Commitment, which fee shall be non-refundable.

8	Security and Application of Moneys
8.1
Security Documents and Guarantee As security for the repayment of the Indebtedness, the Borrowers shall execute and deliver to the Security Trustee or cause to be executed and delivered to the Security Trustee the following documents in such forms and containing such terms and conditions as the Security Trustee shall require:

8.1.1	a first priority deed of assignment of each of the Charters from the relevant Owner;
8.1.2	the Guarantee;
8.1.3	a first priority statutory or first preferred mortgage over each of the Vessels together with a collateral deed of covenants;
8.1.4	a first priority deed of assignment of the Insurances, Earnings and Requisition Compensation of each of the Vessels from the Owner;
8.1.5	a first priority deed of charge over the Borrower Earnings Account;
8.1.6	a Manager’s Undertaking from the Manager of each of the Vessels;
8.1.7	a first priority charge over the entire issued share capital of each Borrower;
8.1.8	a first priority assignment of the Insurances, Earnings and Requisition Compensation of each of the Vessels from the Charterer; and
8.1.9	a charterer’s undertaking to be entered into between the Security Trustee and the Charterer.
8.2	Accounts
The Borrowers shall procure that all Earnings received by them are paid to the Borrower Earnings Account.
8.3
General application of moneys Whilst an Event of Default is continuing unremedied or unwaived each Borrower irrevocably authorises the Agent and the Security Trustee to apply all sums which either of them may receive:

8.3.1	pursuant to a sale or other disposition of a Vessel or any right, title or interest in the Vessel; or
8.3.2	by way of payment of any sum in respect of the Insurances, Earnings or Requisition Compensation; or
8.3.3	otherwise arising under or in connection with any Security Document, in accordance with the terms of the Security Documents.
9	Covenants
The Borrowers covenant with the Finance Parties in the following terms.

9.1	General Undertakings
9.1.1
Maintenance of Legal Validity The Borrowers shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of their respective jurisdictions of incorporation or formation and all other applicable jurisdictions, to enable them lawfully to enter into and perform their obligations under the Security Documents and to ensure the legality, validity, enforceability or admissibility in evidence of the Security Documents in their respective jurisdictions of incorporation or organisation and all other applicable jurisdictions.

9.1.2
Notification of Default The Borrowers shall promptly, upon becoming aware of the same, inform the Agent in writing of the occurrence of any Event of Default and, upon receipt of a written request to that effect from the Agent, confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Event of Default has occurred.

9.1.3
Claims Pari Passu The Borrowers shall ensure that at all times the claims of the Finance Parties against any of them under the Security Documents rank at least pari passu with the claims of all their other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation, winding-up or other similar laws of general application.

9.1.4	Use of Proceeds The proceeds of Drawings will be used exclusively for the purposes specified in Recital (B).
9.1.5
Classification The Borrowers shall ensure that each Vessel which they own maintains the highest classification required for the purpose of the relevant trade of such Vessel which shall be with a Pre-Approved Classification Society or such other society as may be acceptable to the Agent acting on the instructions of the Majority Lenders (such approval not to be unreasonably withheld or delayed), in each case, free from any recommendations and conditions affecting that Vessel’s class which have not been complied with in accordance with their terms.

9.1.6
Certificate of Financial Responsibility Each Borrower shall procure that a certificate of financial responsibility is obtained and maintained in relation to any Vessel which it owns which is to call at the United States of America.

9.1.7
Negative Pledge The Borrowers shall not create, or permit to subsist, any Encumbrance (other than pursuant to the Security Documents) over all or any part of their present or future revenues or assets (including but not limited to their shares), other than a Permitted Lien.

9.1.8
Registration No Borrower shall change or permit a change to the Primary Registry or to the Bareboat Registry or flag of the Vessel owned by it other than to a Pre-Approved Flag or such other flag as may be approved by the Agent acting on the instructions of the Majority Lenders, such approval not to be unreasonably withheld or delayed.

9.1.9
ISM and ISPS Compliance The Borrowers shall ensure that the relevant Company and any Environmental Affiliate complies in all material respects with the ISM Code and the ISPS Code or any replacements thereof and in particular (without prejudice to the generality of the foregoing) shall ensure that the Company holds (i) a valid and current Document of Compliance issued pursuant to the ISM Code, (ii) a valid and current Safety Management Certificate issued in respect of such Vessel pursuant to the ISM Code, and (iii) an ISSC in respect of such Vessel, and the Borrowers shall promptly, upon request, supply the Agent with copies of the same.

9.1.10
Necessary Authorisations Without prejudice to Clause 9.1.9 or any other specific provision of the Security Documents relating to an Authorisation, the Borrowers shall (i) obtain, comply with and do all that is necessary to maintain in full force and effect all Necessary Authorisations if a failure to do the same may cause a Material Adverse Effect; and (ii) promptly upon request, supply certified copies to the Agent of all Necessary Authorisations.

9.1.11	Compliance with Applicable Laws Each Borrower shall comply with all applicable laws to which it may be subject if a failure to do the same may have a Material Adverse Effect.
9.1.12
Loans and Guarantees Each of the Borrowers shall be permitted to make loans or grant credit upon such terms as it may determine to any other member of the Guarantor Group but shall not otherwise make any loans or grant any credit (save in the ordinary course of business) or give any guarantee or indemnity (except in the ordinary course of business or pursuant to the Security Documents); provided that the Borrowers shall not make any such loans following the occurrence of an Event of Default which is continuing unremedied or unwaived .

9.1.13	Dividends After an Event of Default has occurred which is continuing unremedied and unwaived, the Borrowers shall not pay, make or declare any dividend or other distribution.
9.1.14
Other Business Except to the extent expressly permitted by the Security Documents, the Borrowers shall not carry on any business other than that of owning, chartering and operating the relevant Vessel.

9.1.15
Further Assurance The Borrowers shall at their own expense, promptly take all such action as the Agent may reasonably require for the purpose of perfecting or protecting any Finance Party’s rights with respect to the security created or evidenced (or intended to be created or evidenced) by the Security Documents or its rights under the Guarantee.

9.1.16
Other information The Borrowers will promptly supply to the Agent such information and explanations as the relevant Majority Lenders may from time to time reasonably require in connection with the operation of the Vessels and the Guarantor’s profit and liquidity and will procure that the Agent be given the like information and explanations relating to all other Security Parties.

9.1.17	Inspection of records The Borrowers will permit the inspection of its financial records and accounts on reasonable notice from time to time during business hours by the Agent or its nominee.
9.1.18
Valuations The Borrowers will deliver to the Agent a Valuation of each of the Vessels (i) in accordance with clause 9.5.2, and (ii) following the occurrence of an Event of Default which is continuing unremedied or unwaived on such other occasions as the Agent may request.

9.1.19	“Know your customer” checks If:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(b)	any change in the status of the Borrowers after the date of this Agreement; or
(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender for itself (or, in the case of (c) above, on behalf of any prospective new Lender) in order for the Agent or that Lender (or, in the case of (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Relevant Documents.
9.1.20
Intercompany borrowings The Borrowers will only borrow from other members of the Guarantor Group or the Teekay Group on a subordinated and unsecured basis, provided that the Borrowers may repay such subordinated unsecured loans as long as no Event of Default has occurred or is continuing.

9.2	Financial covenants
The Borrowers shall (subject to the express provisions of the Guarantee) procure that throughout the Facility Period the Guarantor shall comply with the financial covenants set out in clause 5.2 of the Guarantee and shall procure that the Guarantor shall deliver to the Agent together with each set of Guarantor’s Accounts a Compliance Certificate.
9.3	Insurances

9.3.1	Each Borrower covenants to ensure at its own expense throughout the Facility Period that the Vessel which it owns:-
(a)
remains insured against marine risks and war risks (including blocking and trapping) for an amount which when aggregated with the insured value of the other Vessels is not less than the Insurance Amount;

(b)
remains entered in a protection and indemnity association in both protection and indemnity classes, or remains otherwise insured against protection and indemnity risks and liabilities (including, without limitation, protection and indemnity war risks);

(c)
remains insured against oil pollution caused by that Vessel for one billion Dollars (US$1,000,000,000) or such amounts as the Agent may from time to time approve unless that risk is covered to the satisfaction of the Agent by that Vessel’s protection and indemnity entry or insurance. The Agent shall not approve a lesser amount under this sub-clause (c) without the prior written approval of all Lenders.

9.3.2	The Agent agrees that, if and for so long as a Vessel may be laid up, the relevant Owner may at its own expense take out port risk insurance on that Vessel in place of hull and machinery insurance.
9.3.3
Each Borrower undertakes to place the Obligatory Insurances in such markets, in such currency, on such terms and conditions, and with such brokers, underwriters and associations as the Agent shall have previously approved in writing. The Borrowers shall not alter the terms of any of the Obligatory Insurances without the prior written consent of the Agent, and will supply the Agent from time to time on request with such information as the Agent may reasonably require with regard to the Obligatory Insurances and the brokers, underwriters or associations through or with which the Obligatory Insurances are placed.

9.3.4
The Borrowers undertake duly and punctually to pay all premiums, calls and contributions, and all other sums at any time payable in connection with the Obligatory Insurances, and, at their own expense, to arrange and provide any guarantees from time to time required by any protection and indemnity or war risks association. From time to time at the Agent’s request, the Borrower will provide the Agent with evidence satisfactory to the Agent that such premiums, calls, contributions and other sums have been duly and punctually paid; that any such guarantees have been duly given; and that all declarations and notices required by the terms of any of the Obligatory Insurances to be made or given by or on behalf of the Borrowers to brokers, underwriters or associations have been duly and punctually made or given.

9.3.5
The Borrowers will comply in all respects with all terms and conditions of the Obligatory Insurances and will make all such declarations to brokers, underwriters and associations as may be required to enable the Vessels to operate in accordance with the terms and conditions of the Obligatory Insurances. The Borrowers will not do, nor permit to be done, any act, nor make, nor permit to be made, any omission, as a result of which any of the Obligatory Insurances may become liable to be suspended, cancelled or avoided, or may become unenforceable, or as a result of which any sums payable under or in connection with any of the Obligatory Insurances may be reduced or become liable to be repaid or rescinded in whole or in part. In particular, but without limitation, the Borrowers will not permit the Vessels to be employed other than in conformity with the Obligatory Insurances without first taking out additional insurance cover in respect of that employment in all respects to the satisfaction of the Agent.
9.3.6
The Borrowers will, no later than seven days before the expiry of any of the Obligatory Insurances (other than entry in a protection and indemnity association) and one day before the expiry of entry in the protection and indemnity association renew them and shall immediately give the Agent such details of those renewals as the Agent may require.

9.3.7
The Borrowers shall deliver to the Agent upon its request certified copies of all policies, certificates of entry and other documents relating to the Insurances (including, without limitation, receipts for premiums, calls or contributions) and shall procure that letters of undertaking in the customary form for the market in which such brokers or managers operate shall be issued to the Agent by the brokers through which the Insurances are placed (or, in the case of protection and indemnity or war risks associations, by their managers). If any of the Vessels are at any time during the Facility Period insured under any form of fleet cover, the Borrowers shall procure that those letters of undertaking contain confirmation that the brokers, underwriters or association (as the case may be) will not set off claims relating to the relevant Vessel or Vessels against premiums, calls or contributions in respect of any other vessel or other insurance, and that the insurance cover of the relevant Vessel or Vessels will not be cancelled by reason of non-payment of premiums, calls or contributions relating to any other vessel or other insurance. Failing receipt of those confirmations, the Borrowers will instruct the brokers, underwriters or association concerned to issue a separate policy or certificate for the relevant Vessel or Vessels in the sole name of the relevant Owner or of the relevant Owner’s brokers as agents for the relevant Owner.

9.3.8
The Borrowers shall promptly upon becoming aware thereof provide the Agent with full information regarding any casualty or other accident or damage to a Vessel unless the Borrowers reasonably expect the cost thereof not to exceed the Threshold Amount.

9.3.9
The Borrowers agree that, at any time after the occurrence and during the continuation of an Event of Default which is unremedied or unwaived, the Agent shall be entitled to collect, sue for, recover and give a good discharge for all claims in respect of any of the Insurances; to pay collecting brokers the customary commission on all sums collected in respect of those claims; to compromise all such claims or refer them to arbitration or any other form of judicial or non-judicial determination; and otherwise to deal with such claims in such manner as the Agent shall in its discretion think fit.

9.3.10
Whether or not an Event of Default shall have occurred or be continuing unremedied or unwaived, the proceeds of any claim under any of the Insurances in respect of a Total Loss shall be paid to the Agent and applied by the Agent in accordance with clause 16.5.

9.3.11
The Agent agrees that any amounts which may become due under any protection and indemnity entry or insurance shall be paid to the relevant Owner to reimburse the relevant Owner for, and in discharge of, the loss, damage or expense in respect of which they shall have become due, unless, at the time the amount in question becomes due, an Event of Default shall have occurred and be continuing unwaived or unremedied, in which event the Agent shall be entitled to receive the amounts in question and to apply them either in reduction of the Indebtedness or, at the option of the Agent, to the discharge of the liability in respect of which they were paid.

9.3.12
The Borrowers shall not settle, compromise or abandon any claim under or in connection with any of the Insurances (other than a claim of less than the Threshold Amount arising other than from a Total Loss) without the prior written consent of the Agent.

9.3.13
If the relevant Owner fails to effect or keep in force the Obligatory Insurances, the Agent may (but shall not be obliged to) effect and/or keep in force such insurances on the Vessel and such entries in protection and indemnity or war risks associations as the Agent in its discretion considers desirable, and the Agent may (but shall not be obliged to) pay any unpaid premiums, calls or contributions. The Borrowers will reimburse the Agent from time to time on demand for all such premiums, calls or contributions paid by the Agent, together with interest at the Default Rate from the date of payment by the Agent until the date of reimbursement.

9.3.14
The Borrowers shall comply strictly with the requirements of any legislation relating to pollution or protection of the environment which may from time to time be applicable to the Vessels in any jurisdiction in which the Vessels shall trade and in particular (if a Vessel is to trade in the United States of America and Exclusive Economic Zone (as defined in the Act)) the relevant Owner shall comply strictly with the requirements of the United States Oil Pollution Act 1990 (“the Act”). Before any such trade is commenced and during the entire period during which such trade is carried on, the relevant Owner shall:-

(a)	pay any additional premiums required to maintain protection and indemnity cover for oil pollution up to the limit available to the Owner for that Vessel in the market; and
(b)	make all such quarterly or other voyage declarations as may from time to time be required by that Vessel’s protection and indemnity association in order to maintain such cover; and
(c)
submit that Vessel to such additional periodic, classification, structural or other surveys which may be required by that Vessel’s protection and indemnity insurers to maintain cover for such trade; and

(d)	implement any recommendations contained in the reports issued following the surveys referred to in Clause 9.3.14(c) within the time limit specified therein; and
(e)	in addition to the foregoing (if such trade is in the United States of America and Exclusive Economic Zone):
(i)	obtain and retain a certificate of financial responsibility under the Act in form and substance satisfactory to the United States Coast Guard and upon request provide the Agent with a copy; and
(ii)
procure that the protection and indemnity insurances do not contain a US Trading Exclusion Clause or any other provision analogous thereto and upon request provide the Agent with evidence that this is so; and

(iii)
comply strictly with any operational or structural regulations issued from time to time by any relevant authorities under the Act so that at all times that Vessel falls within the provisions which limit strict liability under the Act for oil pollution.

9.3.15
The Borrowers shall promptly reimburse to the Agent the cost (as conclusively certified by the Agent) of taking out and keeping in force in respect of each Vessel on terms approved by the Lenders, or in considering or making claims under:

(a)	a mortgagee’s interest insurance and a mortgagee’s additional perils (all P&I risks) cover for the benefit of the Finance Parties for an amount up to its Insurance Amount; and
(b)
any other insurance cover which the Agent reasonably requires in respect of any Finance Party’s interests and potential liabilities (whether as mortgagee of the Vessel or beneficiary of the Security Documents).

9.3.16
Without prejudice to the obligations of the Borrowers hereunder, the Lenders agree that certain of the obligations of the Borrowers under this clause 9.3 may and shall be performed by the Charterer on behalf of the Borrowers pursuant to the Charters and that performance by the Charterer of such obligations shall be deemed to be performance by the Borrower of the same such obligations hereunder.

9.4	Operation and Maintenance
9.4.1	General
Each Borrower undertakes in favour of the Finance Parties to comply with the following provisions at all times during the Facility Period (in respect of each Vessel after that Vessel has been delivered to the relevant Borrower under the relevant Purchase Contract) until such time as the Vessel is sold except as the Agent may otherwise permit in writing.

Without prejudice to the obligations of the Borrowers hereunder, the Lenders agree that certain of the obligations of the Borrowers under this clause 9.4 may and shall be performed on behalf of the Borrowers by the Charterer pursuant to the Charters and that performance by the Charterer of such obligations shall be deemed to be performance by the Borrower of the same such obligations hereunder.
9.4.2	Supply and crewing
Throughout the Facility Period the Borrower shall procure that the Vessel is manned, victualled, navigated, operated, supplied, fuelled, maintained and repaired, all at no cost to the Agent.
9.4.3	Condition of the Vessel
The Borrower shall procure that the Vessel and every part thereof is kept in a good and safe condition and state of repair, ordinary wear and tear excepted and shall ensure that all repairs to or replacements of lost, damaged or worn parts and equipment are effected in such a manner so as not to diminish the value of the Vessel and in any event:
(a)	consistent with first-class ship ownership and management standards in relation to ships of the Vessel’s age and type;
(b)
so as to maintain the Vessel’s present class, namely, in respect of Vessel A, Vessel B and Vessel C, “Germanischer Lloyd: GL/ +100 A5 ESP Liquefied Gas Tanker Type-2G, Chemical Tanker Type-II,IW,BWM,+MC AUT, RI, INERT” at Germanischer Lloyd, and in respect of Vessel D and Vessel E, “Germanischer Lloyd: GL/ +100 A5 E Liquefied Gas Tanker Type-2G, IW,BWM,+MC AUT, RI, INERT” at Germanischer Lloyd; and

(c)
the Borrower shall maintain all certificates, licences and permits applicable to vessels registered in the state of registration for the time being of the Vessel being and to vessels trading to any jurisdiction to which the Vessel may trade from time to time in any such case unless waived and to carry on board the Vessel all certificates and other documents which may from time to time be required to evidence such compliance.

9.4.4	Master, officers and crew
The Master, officers and crew of the Vessel shall be the servants of the Borrower or the Charterer for all purposes whatsoever. The Borrower shall ensure that the wages and allotments and the insurance and pension contributions as appropriate of the Master, officers and crew shall be regularly paid and all deductions from their wages in respect of tax liability shall be properly accounted for and the Master shall have no valid claim for disbursements other than those incurred by him in the ordinary course of trading of the Vessel.

9.4.5	Modifications
The Borrower shall procure that no modification is made to the Vessel which would:
(a)	materially and adversely alter the structure, type or performance characteristics of the Vessel unless required by the classification society of the Vessel from time to time; or
(b)	reduce the value of the Vessel,
and the Borrower shall notify the Agent of any modifications which are made to the Vessel the cost of which exceeds or will when completed exceed five million Dollars ($5,000,000).
9.4.6	Surveys
The Borrower shall procure that the Vessel is submitted to such periodical or other surveys as may be required by the Vessel’s flag state or for classification purposes and shall comply with all conditions and recommendations affecting the Vessel’s class of the relevant Pre-Approved Classification Society of the Vessel from time to time in accordance with their terms unless waived and the Borrower shall supply copies of any survey reports to the Agent upon request from the Agent.
9.4.7	Drydocking
The Borrower shall procure that the Vessel is drydocked as often as may be required to ensure that the Vessel maintains its classification with its relevant Pre-Approved Classification Society and otherwise in accordance with good commercial practice. If the Borrower fails to comply with the requirements of the relevant Pre-Approved Classification Society, the Agent shall have the right to inspect the Vessel in accordance with clause 9.4.14. If requested by the Agent, the Borrower shall give the Agent reasonable prior written notice of any intended drydocking of the Vessel.
9.4.8	Release from arrest
The Borrower shall promptly pay and discharge all debts, damages, liabilities and outgoings whatsoever which have given or which may reasonably be expected to give rise to maritime, statutory or possessory liens on, or claims enforceable against, the Vessel or the Insurances or any part thereof. If at any time during the Facility Period any writ or equivalent claim or pleading in admiralty is filed against the Vessel or the Insurances or any part thereof, or the Vessel or the Insurances or any part thereof is arrested or detained or attached or levied upon pursuant to legal process or purported legal process or in the event of the detention of the Vessel in the exercise or the purported exercise of any such lien or claim as aforesaid (other than by reason of a Compulsory Acquisition), the Borrower shall procure the release of the Vessel and the Insurances from such arrest, detention, attachment or levy or, as the case may be, the discharge of the writ or equivalent claim or pleading in admiralty as soon as reasonably practicable and in any event within sixty (60) days (or such longer period as the Agent may agree) of receiving notice thereof by providing bail or procuring the provision of security or otherwise as circumstances may require.
9.4.9	Manuals and technical records
The Borrower shall procure that:
(a)
all such records, logs, manuals, technical data and other materials and documents which are required to be maintained in respect of the Vessel to comply with any applicable laws or the requirements of the Vessel’s flag state and classification society are maintained;

(b)	accurate, complete and up-to-date logs and records of all voyages made by the Vessel and of all maintenance, repairs, alterations, modifications and additions to the Vessel are kept; and
(c)
following the occurrence of an Event of Default and for as long as it is continuing on reasonable advance notice from the Agent, the Agent or its representatives is permitted at any time to examine and take copies of such logs and records and other records.

9.4.10	Vessel’s Software
The Borrower shall obtain and maintain and procure that there are obtained and maintained for the benefit of the Agent, the Borrower and the Charterer and any other person hiring or chartering or operating the Vessel from time to time all licences and permits (without liability on the part of the Agent for the payment of any royalties as may be required from time to time in respect of the computer software which is required for the operation of the Vessel, including, but not limited to, navigation software) and shall procure that all such licences and permits are granted without any limitation or expiry (or are renewed prior to any such expiry).
9.4.11	Manager
The Borrower shall procure that no commercial or technical manager of the Vessel is appointed which is not a Manager without the prior written consent of the Agent (acting upon the instructions of the Majority Lenders), such consent not to be unreasonably withheld or delayed, and the Borrower shall ensure that the Vessel which it owns is at all times under such commercial or technical management.
9.4.12	Safe operation
The Borrower shall take all steps necessary so as to ensure that the Vessel should be navigated and operated in a proper, safe and seaman-like manner and in the manner prescribed by any legislation, including Environmental Laws, in force in the state of registration for the time being of the Vessel and all other applicable jurisdictions.

9.4.13	Charterhire amount
The amount of charterhire payable by the Charterer under a Vessel’s Charter shall at all times until repayment in full of all amounts owing to the Finance Parties in respect of the Vessel Tranche to which the relevant Vessel relates be no less than the Charterhire Amount.
9.4.14	Inspection
The Borrower shall ensure that the Agent, its surveyors or other persons appointed by it will be permitted to inspect the Vessel, upon reasonable notice and without interfering with the Vessel’s operation. Such inspections shall be without cost to the Borrower unless either such inspection reveals that the requirements of this clause 9.4 are not then being complied with in all material respects or they are made after the occurrence of an Event of Default that is continuing unremedied or unwaived, in which case they (and any repairs as shall be required to ensure compliance with this clause 9.4) shall be at the cost of the Borrower.
9.4.15	Notification of certain events
The Borrower shall, immediately upon the same coming to its attention and to the best of its then current knowledge, notify the Agent by email (confirmed forthwith by letter) of:
(a)	any casualty of the Vessel which is or is likely to give rise to a loss or cost of five million Dollars (US$5,000,000) or more;
(b)	any occurrence as a result of which the Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss;
(c)
any requirement or recommendation made by any existing insurer or classification society or by any relevant competent authority which is not complied with within any applicable time period for compliance stipulated by such authority;

(d)	any arrest or detention of the Vessel, any exercise or purported exercise of any lien on the Vessel or its earnings or any requisition of the Vessel for hire;
(e)	any change of name of the Vessel;
(f)
any Environmental Claim made against the Agent of which it is or becomes aware or in connection with the Vessel, or any Environmental Incident or Environmental Claim in an amount in excess of five million Dollars ($5,000,000) or the Dollar Equivalent (in the case of a claim in any other currency) made against the Borrower or any other Security Party or the Charterer in connection with the Vessel;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower or any other Security Party or the Charterer in connection with the Vessel;
(h)	any other matter, event or incident in connection with the Vessel or the Borrower which will lead to the ISM Code or the ISPS Code not being complied with;
(i)
any claims made in connection with a bodily injury to a third party involving amounts in excess of an amount of five million Dollars ($5,000,000) or the Dollar Equivalent (in the case of a claim in any other currency);

(j)	any security interest (other than a Permitted Lien) arising over the Vessel or the Insurances or Requisition Compensation;
(k)
any other legal proceeding or arbitration involving the Vessel or the Owner where the amount claimed by any party (ignoring any counterclaim or defence of set-off) exceeds or may reasonably be expected to exceed the Threshold Amount, and the Borrower shall keep the Agent advised in writing on a regular basis and in such detail as the Agent shall require of the response to any of those events or matters by the Borrower or the applicable Security Party or any other person.
9.4.16	Restrictions on chartering
The Borrower shall not, without the prior written consent of the Agent (acting upon the instructions of the Lenders, acting reasonably) in respect of the Vessel owned by it:
(a)	let or otherwise charter the Vessel to any other party, except pursuant to the Charter, or any party approved pursuant to clause 10.2.25 below;
(b)	make any material amendment to the Charter or waive any material provision of the Charter or terminate the Charter;
(c)
put the Vessel into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed five million Dollars (US$5,000,000) (or the Dollar Equivalent (in the case of a claim in any other currency)) unless either:

i)
that person has first given to the Agent and in terms satisfactory to it a written undertaking not to exercise any lien on the Vessel or its earnings for the cost of such work or for any other reason; or

ii)	the cost of such work is covered by insurances; or
iii)	the Borrower establishes to the reasonable satisfaction of the Agent that it has sufficient funds to pay for the cost of such work.
9.4.17	Each Borrower further covenants with the Agent in respect of the Vessel owned by it:-
(a)
to maintain the registration of that Vessel under its current Primary Registry and the bareboat charter registration under its current Bareboat Registry or another Pre-approved Flag; to effect and maintain registration of the Mortgage at that Vessel’s Primary Registry; and not cause nor permit to be done any act or omission as a result of which either of those registrations might be defeated or imperilled; and

(b)	in the event of any requisition or seizure of that Vessel, to take all lawful steps to recover possession of that Vessel as soon as it is entitled to do so; and
(c)	to give to the Agent from time to time during the Facility Period on request such information as the Agent may require with regard to that Vessel’s employment, position and state of repair; and
(d)
not during hostilities (whether or not a state of war shall formally have been declared and including, without limitation, any civil war) to permit that Vessel to be employed in carrying any goods which may be declared to be contraband of war or which may render that Vessel liable to confiscation, seizure, detention or destruction, nor to permit that Vessel to enter any area which is declared a war zone by any governmental authority or by that Vessel’s insurers unless the Owner has effected at its own expense such additional insurances as shall be necessary or customary for first class shipowners. The Owner shall promptly notify the Agent thereof and, if required by the Agent, specifically assign those insurances to the Agent by such documents as the Agent, acting reasonably, may require; and

(e)
to employ the Vessel under the Charter (or such other charter as may be approved by the Agent pursuant to clause 10.2.31) from the Delivery Date until the date upon which the Indebtedness has been paid, performed and/or discharged in full; and

(f)	not without the prior written consent of the Agent (acting upon the instructions of the Majority Lenders) to enter into any agreement or arrangement for sharing the Earnings; and
(g)
not at any time during the Facility Period without the prior written consent of the Agent (acting upon the instructions of all Lenders) (and then subject to such conditions as the Agent (acting upon the instructions of all Lenders) may impose) to create nor grant nor permit to exist any

Encumbrance over that Vessel or any share in that Vessel or any of the Assigned Property other than any Permitted Liens existing from time to time; and
(h)
to take all reasonable precautions to prevent any infringements of any anti drug legislation in any jurisdiction in which that Vessel shall trade and in particular (if that Vessel is to trade in the United States of America) to take all reasonable precautions to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America and for this purpose, if required, to enter into a “Carrier Initiative Agreement” with the United States’ Customs Service and to procure that the same or a similar agreement is maintained in full force and effect and that the Owner’s obligations thereunder are performed in respect of that Vessel.

9.5	Minimum security value
Each Borrower undertakes that this clause 9.5 will be complied with throughout any Mortgage Period.
9.5.1	Valuation of assets

For the purpose of the Security Documents, the value at any time of any Mortgaged Vessel or any other asset over which additional security is provided under this clause 9.5 will be its value as most recently determined in accordance with this clause 9.5.

9.5.2	Valuation frequency
Valuation of each Mortgaged Vessel and each such other asset in accordance with this clause 9.5 shall be obtained as at each Minimum Value Test Date (or within no more than 14 days thereof).
9.5.3	Expenses of valuation
The Borrowers shall bear, and reimburse to the Agent where incurred by the Agent, all reasonable costs and expenses of providing such a Valuation.
9.5.4	Valuations procedure

The value of any Mortgaged Vessel shall be determined in accordance with, and by valuers approved and appointed in accordance with, this clause 9.5. Additional security provided under this clause 9.5 shall be valued in such a way, on such a basis and by such persons (including the Agent itself) as may be approved by the Majority Lenders or as may be agreed in writing by the Borrowers and the Agent (on the instructions of the Majority Lenders).

9.5.6	Information required for Valuation

The Borrowers shall promptly provide to the Agent and any such valuer any information which they reasonably require for the purposes of providing such a Valuation.
9.5.7	Security shortfall

If at any time the Security Value is less than the Minimum Value, the Agent may, and shall, if so directed by the Majority Lenders, by notice to the Borrowers require such deficiency be remedied. The Borrowers shall then within 30 days of receipt of such notice ensure that the Security Value equals or exceeds the Minimum Value. For this purpose, the Borrowers may:

(a)	provide additional security over other assets approved by the Majority Lenders in accordance with this clause 9.5; and/or
(b)	cancel part of the Commitments and/or prepay part of the Loan under clause 5.4 (Prepayment and Cancellation).
9.5.8	Creation of additional security

The value of any additional security which the Borrowers offer to provide to remedy all or part of a shortfall in the amount of the Security Value will only be taken into account for the purposes of determining the Security Value if and when:

(a)	that additional security, its value and the method of its valuation have been approved by the Majority Lenders;
(b)	a Security Interest over that security has been constituted in favour of the Security Trustee in an approved form and manner;
(c)	this Agreement has been unconditionally amended in such manner (if any) as the Agent requires in consequence of that additional security being provided; and
(d)
the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to that additional security (including legal opinions) in relation to that additional security and its execution and (if applicable) registration.

10	Events Of Default
10.1	The Agent’s rights If any of the events set out in Clause 10.2 occurs, the Agent may at its discretion (and, on the instructions of the Majority Lenders, will):
10.1.1
by notice to the Borrowers declare the Lenders to be under no further obligation to the Borrowers under or pursuant to this Agreement and may (and, on the instructions of the Majority Lenders, will) declare all or any part of the Indebtedness (including such unpaid interest and Commitment Commissions as shall have accrued and any Break Costs incurred by the Finance Parties) to be immediately payable, whereupon the Indebtedness

(or the part of the Indebtedness referred to in the Agent’s notice) shall immediately become due and payable without any further demand or notice of any kind; and/or

10.1.2	declare that any undrawn portion of the Facility shall be cancelled, whereupon the same shall be cancelled and the corresponding Commitment of each Lender shall be reduced to zero; and/or

10.1.3	exercise any rights and remedies in existence or arising under the Security Documents or the Guarantee.
10.2	Events of Default The events referred to in Clause 10.1 are:-
10.2.1
Borrowers’ Failure to Pay under this Agreement The Borrowers fail to pay any amount due from them under this Agreement at the time, in the currency and otherwise in the manner specified herein provided that, if the Borrowers can demonstrate to the reasonable satisfaction of the Agent that all necessary instructions were given to effect such payment and the non-receipt thereof is attributable solely to an error in the banking system, such payment shall instead be deemed to be due, solely for the purposes of this paragraph 10.2.1, within three (3) Business Days of the date on which it actually fell due under this Agreement; or

10.2.2
Security Parties’ Failure to Pay under the Security Documents A Security Party fails to pay any other amount due from it to a Finance Party under a Security Document or the Guarantee and such failure continues unremedied for five (5) Business Days or, in the case of sums payable on demand, ten (10) Business Days, after such demand has been duly made on the relevant Security Party; or

10.2.3
Misrepresentation Any representation or statement made by any Security Party in favour of a Finance Party in any Security Document to which it is a party or in the Guarantee or in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading, where the circumstances causing the same give rise to a Material Adverse Effect; or

10.2.4
Specific Covenants A Security Party fails duly to perform or comply with any of the obligations expressed to be assumed by or procured by the Borrowers under Clauses 9.1.1, 9.1.3, 9.1.7 or 9.1.13 or clauses 5.1.2 (Consents and Licences) and 5.1.3 (Pari Passu) of the Guarantee; or

10.2.5
Financial Covenants and Value of Security The Guarantor is in breach of its financial covenants set out in clause 5.2 of the Guarantee at any time or the Borrowers do not comply with clause 9.5 (Minimum Security Value); or

10.2.6
Other Obligations A Security Party fails duly to perform or comply with any of the obligations expressed to be assumed by it in favour of a Finance Party in any Security Document or in the Guarantee (other than those referred to in Clause 10.2.3 or Clause 10.2.4) and such failure is not remedied within thirty (30) days after the Agent or the Security Trustee has given notice thereof to the Borrowers; or

10.2.7
Cross Default Any indebtedness of a member of the Guarantor Group is not paid when due (or within any applicable grace period) or any indebtedness of a member of the Guarantor Group is declared to be or otherwise becomes due and payable prior to its specified maturity where (in either case) the aggregate of all such unpaid or accelerated indebtedness:

(a)	of the Guarantor or the Shareholder is equal to or greater than fifty million Dollars ($50,000,000) or its equivalent in any other currency; or

(b)	of any of the Borrowers is equal to or greater than five million Dollars ($5,000,000) or its equivalent in any other currency; or

(c)	of any other member of the Guarantor Group is equal to or greater than twenty five million Dollars ($25,000,000) or its equivalent in any other currency; or
10.2.8
Insolvency and Rescheduling A Security Party is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of its creditors or a composition with its creditors; or

10.2.9
Winding-up A Security Party takes any corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or re-organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues or assets; or

10.2.10	Execution or Distress
(a)
Any Security Party fails to comply with or pay any sum due from it (within thirty (30) days of such amount falling due) under any final judgment or any final order made or given by any court or other official body of a competent jurisdiction in an aggregate:

(i)	in respect of the Guarantor or the Shareholder equal to or greater than fifty million Dollars ($50,000,000) or its equivalent in any other currency; or

(ii)	in respect of any of the Borrowers equal to or greater than five million Dollars ($5,000,000) or its equivalent in any other currency, or

(iii)	in respect of any other Security Party equal to or greater than twenty five million Dollars ($25,000,000) or its equivalent in any other currency, being a judgment or order against which there is no right of appeal or if a right of appeal exists, where the time limit for making such appeal has expired.

(b)	Any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of a Security Party in an aggregate amount:
(i)	in respect of the Guarantor or the Shareholder equal to or greater than fifty million Dollars ($50,000,000) or its equivalent in any other currency

(ii)	in respect of any of the Borrowers equal to or greater than five million Dollars ($5,000,000) or its equivalent in any other currency, or

(iii)	in respect of any other Security Party equal to or greater than twenty five million Dollars ($25,000,000) or its equivalent in any other currency,

other than any execution or distress which is being contested in good faith and which is either discharged within thirty (30) days or in respect of which adequate security has been provided within thirty (30) days to the relevant court or other authority to enable the relevant execution or distress to be lifted or released.

(c)
Notwithstanding the foregoing paragraphs of this Clause 10.2.10, any levy of any distress on or any arrest, condemnation, confiscation, requisition for title or use, compulsory acquisition, seizure, detention or forfeiture of a Vessel (or any part thereof) or any exercise or purported exercise of any lien or claim on or against a Vessel where the release of or discharge the lien or claim on or against such Vessel has not been procured within thirty (30) days; or

10.2.11	Similar Event Any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in Clauses 10.2.8, 10.2.9 and 10.2.10; or

10.2.12	Insurance Insurance is not maintained in respect of any Vessel in accordance with the terms of the relevant Security Documents in respect of that Vessel; or

10.2.13	Environmental Matters
(a)
Any Environmental Claim is pending or made against a Security Party or any of a Security Party’s Environmental Affiliates or in connection with a Vessel, where such Environmental Claim has a Material Adverse Effect; or

(b)	Any actual Environmental Incident occurs in connection with a Vessel, where such Environmental Incident has a Material Adverse Effect; or

10.2.14
Repudiation Any Security Party repudiates any Security Document to which it is a party or (in the case of the Guarantor) the Guarantee or does or causes to be done any act or thing evidencing an intention to repudiate any such Security Document or the Guarantee; or

10.2.15	Validity and Admissibility At any time any act, condition or thing required to be done, fulfilled or performed in order:
(a)	to enable any Security Party lawfully to enter into, exercise its rights under and perform the respective obligations expressed to be assumed by it in the Security Documents and/or the Guarantee;

(b)	to ensure that the obligations expressed to be assumed by each of the Security Parties in the Security Documents and/or the Guarantee are legal, valid and binding; or

(c)	to make the Security Documents and/or the Guarantee admissible in evidence in any applicable jurisdiction, is not done, fulfilled or performed within thirty (30) days after notification from the Agent to the relevant Security Party requiring the same to be done, fulfilled or performed; or

10.2.16
Illegality At any time it is or becomes unlawful for any Security Party to perform or comply with any or all of its obligations under the Security Documents to which it is a party and/or (in the case of the Guarantor) the Guarantee or any of the obligations of the Borrowers hereunder are not or cease to be legal, valid and binding and such illegality is not remedied or mitigated to the satisfaction of the Agent within thirty (30) days after it has given notice thereof to the relevant Security Party; or

10.2.17
Material Adverse Change At any time there shall occur a change in the business or operations of a Security Party or a change in the financial condition of any Security Party which, in the reasonable opinion of the Majority Lenders, materially impairs such Security Party’s ability to discharge its obligations under the Security Documents to which it is a party and/or (in the case of the Guarantor) the Guarantee in the manner provided therein and such change, if capable of remedy, is not so remedied within thirty (30) Business Days of the delivery of a notice confirming such change by the Agent to the relevant Security Party; or

10.2.18
Qualifications of Financial Statements The auditors of the Guarantor Group qualify their report on any audited consolidated financial statements of the Guarantor Group in any regard which, in the reasonable opinion of the Agent, has a Material Adverse Effect; or

10.2.19	Conditions Subsequent If any of the conditions set out in Clause 3.4 is not satisfied within thirty (30) days or such other time period specified by the Agent in its discretion; or

10.2.20
Revocation or Modification of consents etc. If any Necessary Authorisation which is now or which at any time during the Facility Period becomes necessary to enable any of the Security Parties to comply with any of their obligations in or pursuant to any of the Security Documents or the Guarantee is, save as expressly contemplated therein, revoked, withdrawn or withheld, or modified in a manner which the Agent reasonably considers is, or may be, prejudicial to the interests of a Finance Party in a material manner, or if such Necessary Authorisation ceases to remain in full force and effect; or

10.2.21
Curtailment of Business If the business of any of the Security Parties is wholly or materially curtailed by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of any of the Security Parties is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government or any Security Party disposes or threatens to dispose of a substantial part of its business or assets; or

10.2.22	Challenge to Registration If the registration of any Vessel or any Mortgage becomes void or voidable or liable to cancellation or termination; or

10.2.23
War If the country of registration of any Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agent reasonably considers that, as a result, the security conferred by the Security Documents or the Guarantee is materially prejudiced save that the Borrowers may, with the prior written consent of the Agent, register the Vessel in a different country within 60 days of the existing country of registration becoming involved in war or being occupied by any other power provided that (i) no other Event of Default or Potential Event of Default is continuing, (ii) the Agent considers that such action shall not prejudice its rights under the Security Documents or the Guarantee, (iii) the Borrower shall provide the Finance Parties with such additional security and legal opinions as may reasonably be required by the Finance Parties and (iv) the Borrower shall reimburse the Finance Parties for all costs and expenses relating thereto in accordance with clause 15.2; or

10.2.24	Notice of Termination If the Guarantor gives notice to the Agent to determine its obligations under the Guarantee; or

10.2.25
Charter If a cancellation, termination or default entitling either party to terminate the Charter under any Charter occurs and is continuing or a Charter otherwise ceases to be in full force and effect save that in circumstances where:

(a)
either party to the Charter becomes entitled to terminate the Charter prior to expiry and the Agent, acting reasonably, considers that such default is capable of remedy, the relevant Owner shall be given sixty (60) days (the Remedy Period”) after such right to terminate has arisen to remedy or procure a remedy for such default; or

(b)
a Charter is terminated, cancelled or ceases to be in full force and effect prior to expiry as a result of a default by the Charterer, the relevant Owner shall be given sixty (60) days (the “Remarketing Period”) after such termination in which to deliver the relevant Vessel to a new charterer (which charterer shall be approved by the Lenders) under a new charter (which charter shall be in a form and substance satisfactory to all Lenders),

Provided that in each case the Borrowers shall provide the Finance Parties in connection therewith such additional security (which additional security shall put the Finance Parties in substantially the same position in terms of security and credit support as they were in at the date of this Agreement in respect of the relevant Charter) and legal opinions as may be required by the Finance Parties and shall reimburse the Finance Parties for all costs and expenses relating thereto and further Provided that the Agent may exercise its rights under clause 10.1 during the Remedy Period and/or the Remarketing Period if (a) an Event of Default has occurred and is continuing or (b) it considers in its opinion that its rights under the Security Documents are being or may be materially prejudiced by a failure to exercise such rights during the Remarketing Period.

11	Set-Off and Lien
11.1
Set-off The Borrowers irrevocably authorise each of the Finance Parties at any time after all or any part of the Indebtedness shall have become due and payable to set off without notice any liability of the Borrowers to any of the Finance Parties (whether present or future, actual or contingent, and irrespective of the branch or office, currency or place of payment) against any credit balance from time to time standing on any account of the Borrowers (whether current or otherwise and whether or not subject to notice) with any branch of any of the Finance Parties in or towards satisfaction of the Indebtedness and, in the name of that Finance Party or the Borrowers, to do all acts (including, without limitation, converting or exchanging any currency) and execute all documents which may be required to effect such application.

11.2
Lien If an Event of Default has occurred and is continuing, unremedied or unwaived, each Finance Party shall have a lien on and be entitled to retain and realise as additional security for the repayment of the Indebtedness any cheques, drafts, bills, notes or negotiable or non-negotiable instruments and any stocks, shares or marketable or other securities and property of any kind of any of the Borrowers (or of that Finance Party as agent or nominee of the Borrowers) from time to time held by that Finance Party, whether for safe custody or otherwise.

11.3
Restrictions on withdrawal Despite any term to the contrary in relation to any deposit or credit balance at any time on any account of any of the Borrowers with any of the Finance Parties, no such deposit or balance shall be repayable or capable of being assigned, mortgaged, charged or otherwise disposed of or dealt with by the Borrower in question after an Event of Default has occurred and while such Event of Default is continuing unremedied or unwaived, but any Finance Party may from time to time permit the withdrawal of all or any part of any such deposit or balance without affecting the continued application of this Clause.

12	Assignment and Sub-Participation
12.1
Right to assign Subject to clause 12.2 below, each of the Lenders may assign or transfer all or any of its rights under or pursuant to the Security Documents and the Guarantee or assign or grant sub-participations in all or any part of its Commitment (i) to any other branch or Affiliate of that Lender or (ii) to any other bank provided that in the case of sub-clause (ii) above such assignment or transfer will only be effective on receipt by the Agent of written confirmation from the incoming lender (in a form and substance satisfactory to the Agent) that such incoming lender will assume the same obligations to the other Finance Parties as it would have been under if it was a Lender listed in Schedule 1 hereto Provided that where a purported transferee or assignee pursuant to this clause 12.1 is not a Qualifying Lender, the transfer or assignment shall be subject to the prior written consent of the Borrowers; and

12.2
Conditions The consent of the Borrowers is required for an assignment to another bank which is not already a Lender unless an Event of Default is continuing unremedied or unwaived. The Borrowers’ consent may not be unreasonably withheld or delayed and will be deemed to have been given five Business Days after the relevant Lender has requested consent unless consent is expressly refused within that time.

12.3
Borrowers’ co-operation The Borrowers will co-operate fully and will procure that the Guarantor co-operates fully with the Lenders in connection with any assignment, transfer or sub-participation pursuant to Clause 12.1; will execute and procure the execution of such documents as the Lenders may require in connection therewith; and irrevocably authorise each of the Finance Parties to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Facility, the Security Documents or the Guarantee which each such Finance Party may in its discretion consider necessary or desirable (subject to any duties of confidentiality applicable to the Lenders generally).

12.4
Rights of assignee Any assignee, transferee or sub-participant of a Lender shall (unless limited by the express terms of the assignment, transfer or sub-participation) take the full benefit of every provision of the Security Documents and the Guarantee benefiting that Lender. Such transfer shall not result in an increased cost to or liability of the Borrowers at the time of the transfer that would have not have arisen other than directly as a result of such transfer.

12.5
Transfer Certificates If any Lender wishes to transfer all or any of its Commitment as contemplated in Clause 12.1 then such transfer may be effected by the delivery to the Agent of a duly completed and duly executed Transfer Certificate in which event, on the later of the Transfer Date specified in such Transfer Certificate and the fifth Business Day after the date of delivery of such Transfer Certificate to the Agent:

12.5.1
to the extent that in such Transfer Certificate the Lender which is a party thereto seeks to transfer its Commitment in whole, the Borrowers and such Lender shall be released from further obligations towards each other under this Agreement and their respective rights against each other shall be cancelled other than existing claims against such Lender for breach of this Agreement (such rights, benefits and obligations being referred to in this Clause 12.4 as “discharged rights and obligations”);

12.5.2
the Borrowers and the Transferee which is a party thereto shall assume obligations towards each other and/or acquire rights against each other which differ from such discharged rights and obligations only insofar as the Borrowers and such Transferee have assumed and/or acquired the same in place of the Borrowers and such Lender; and

12.5.3
the Finance Parties and the Transferee shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party to this Agreement as a Lender with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer.

12.6
Power of Attorney In order to give effect to each Transfer Certificate the Finance Parties and the Borrowers each hereby irrevocably and unconditionally appoint the Agent as its true and lawful attorney with full power to execute on their respective behalves each Transfer Certificate delivered to the Agent pursuant to Clause 12.4 without the Agent being under any obligation to take any further instructions from or give any prior notice to, any of the Finance Parties or, subject to the Borrowers’ rights under Clause 12.1, the Borrowers before doing so and the Agent shall so execute each such Transfer Certificate on behalf of the other Finance Parties and the Borrowers immediately on their receipt of the same pursuant to Clause 12.4.

12.7
Notification The Agent shall promptly notify the other Finance Parties, the Transferee and the Borrowers on the execution by it of any Transfer Certificate together with details of the amount transferred, the Transfer Date and the parties to such transfer.

12.8
No Assignment or transfer by the Borrowers The Borrowers may not assign any of their rights or transfer any of their rights or obligations under the Security Documents without the prior written consent of the Lenders.

12.9
Original Lender For the benefit of The Export-Import Bank of China but without prejudice to the rights of the Borrowers hereunder, Calyon hereby agrees that so long as The Export-Import Bank of China remains a Lender Calyon shall ensure that its Commitment shall at all times be not less than twenty per cent. (20%) of the aggregate Commitments of all Lenders.

13	Payments, Mandatory Prepayment, Reserve Requirements and Illegality
13.1
Payments All amounts payable by the Borrowers to the Finance Parties under or pursuant to any of the Security Documents shall be paid to such accounts at such banks as the Agent may from time to time direct to the Borrowers and shall be paid in Dollars in same day funds (or such funds as are required by the authorities in the United States of America for settlement of international payments for immediate value). Payments shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its reasonable discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

13.2
No deductions or withholdings All payments (whether of principal or interest or otherwise) to be made by the Borrowers to the Finance Parties pursuant to the Security Documents shall, subject only to Clause 13.3, be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature, and the Borrowers will not claim any equity in respect of any payment due from them to the Finance Parties under or in relation to any of the Security Documents.

13.3
Grossing-up If at any time any law requires (or is interpreted to require) the Borrowers to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Borrowers will promptly notify the Agent and, simultaneously with making that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the Agent and the Lenders receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

13.4
Evidence of deductions If at any time the Borrowers are required by law to make any deduction or withholding from any payment to be made by it to the Finance Parties pursuant to any of the Security Documents, the Borrowers will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence reasonably acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld. If the Borrowers make any deduction or withholding from any payment to the Finance Parties under or pursuant to any of the Security Documents, and a Lender subsequently receives a refund or allowance from any tax authority which that Lender at its sole discretion identifies as being referable to that deduction or withholding, that Lender shall, as soon as reasonably practicable, pay to the Borrowers an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain that refund or allowance and without putting itself in any worse financial position than that in which it would have been had the deduction or withholding not been required to have been made. Nothing in this Clause shall be interpreted as imposing any obligation on any Lender to apply for any refund or allowance nor as restricting in any way the manner in which any Lender organises its tax affairs, nor as imposing on any Lender any obligation to disclose to the Borrowers any information regarding its tax affairs or tax computations. All costs and expenses incurred by any Lender in obtaining or seeking to obtain a refund or allowance from any tax authority pursuant to this Clause shall be for the Borrowers’ account.

13.5
Adjustment of due dates If any payment to be made to the Finance Parties under any of the Security Documents, other than a payment of interest on the Facility (to which Clause 6.7 applies), shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day

(unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

13.6
Change in law If, by reason of the introduction of any law, or any change in any law, or the interpretation or administration of any law, or in compliance with any request or requirement from any central bank or any fiscal, monetary or other authority:-

13.6.1	any Finance Party (or the Holding Company of any Finance Party) shall be subject to any Tax with respect to payments of all or any part of the Indebtedness; or

13.6.2	the basis of Taxation of payments to any Finance Party in respect of all or any part of the Indebtedness shall be changed; or

13.6.3
any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of any Finance Party or its direct or indirect Holding Company; or

13.6.4	any ratio (whether cash, capital adequacy, liquidity or otherwise) which any Finance Party or its direct or indirect Holding Company is required or requested to maintain shall be affected; or

13.6.5
there is imposed on any Finance Party (or on the direct or indirect Holding Company of any Finance Party) any other condition in relation to the Indebtedness or the Security Documents or the Guarantee;

and the result of any of the above shall be to increase the cost to any Lender (or to the direct or indirect Holding Company of any Lender) of that Lender making or maintaining its Commitment or its Drawing, or to cause any Finance Party to suffer (in its reasonable opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the Execution Date and which it would have been able to achieve but for its entering into this Agreement and/or performing its obligations under this Agreement, the Finance Party affected shall notify the Agent and, on demand to the Borrowers by the Agent, the Borrowers shall from time to time pay to the Agent for the account of the Finance Party affected the amount which shall compensate that Finance Party or the Agent (or the relevant Holding Company) for such additional cost or reduced return. A certificate signed by an authorised signatory of the Agent or of the Finance Party affected setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrowers and shall be conclusive evidence of such amount save for manifest error or on any question of law.

13.7
Illegality and impracticality Notwithstanding anything contained in the Security Documents, the obligations of a Lender to advance or maintain its Commitment shall terminate in the event that a change in any law or in the interpretation of any law by any authority charged with its administration shall make it unlawful for that Lender to advance or maintain its Commitment. In such event the Lender affected shall notify the Agent and the Agent shall, by written notice to the Borrowers, declare that Lender’s obligations to be immediately terminated. If all or any part of the Facility shall have been advanced by the Lenders to the Borrowers, the portion of the Indebtedness (including all accrued interest and Commitment Commission) advanced by the Lender so affected shall be prepaid within thirty (30) days from the date of such notice, or sooner if illegality is determined. Clause 5.4 shall apply to that prepayment if it is made on a day other than the last day of an Interest Period. During that period, the affected Lender shall negotiate in good faith with the Borrowers to find an alternative method or lending base in order to maintain the Facility.

13.8
Changes in market circumstances If at any time a Lender determines (which determination shall be final and conclusive and binding on the Borrowers) that, by reason of changes affecting the London Interbank market, adequate and fair means do not exist for ascertaining the rate of interest on the Facility or any part thereof pursuant to this Agreement:-

13.8.1	that Lender shall give notice to the Agent and the Agent shall give notice to the Borrowers of the occurrence of such event; and

13.8.2
the Agent shall as soon as reasonably practicable certify to the Borrowers in writing the effective cost to that Lender of maintaining its Commitment for such further period as shall be selected by that Lender and the rate of interest payable by the Borrowers for that period; or, if that is not acceptable to the Borrowers,

13.8.3
the Agent in accordance with instructions from that Lender and subject to that Lender’s approval of any agreement between the Agent and the Borrowers, will negotiate with the Borrowers in good faith with a view to modifying this Agreement to provide a substitute basis for that Lender’s Commitment which is financially a substantial equivalent to the basis provided for in this Agreement.

If, within thirty (30) days of the giving of the notice referred to in Clause 13.8.1, the Borrowers and the Agent fail to agree in writing on a substitute basis for such Lender’s Commitment the Borrowers will immediately prepay the amount of such Lender’s Commitment and the Maximum Amount will automatically decrease by the amount of such Commitment and such decrease shall not be reversed. Clause 5.4 shall apply to that prepayment if it is made on a day other than the last day of an Interest Period.

13.9
Non-availability of currency If a Lender is for any reason unable to obtain Dollars in the London Interbank market and is, as a result, or as a result of any other contingency affecting the London Interbank market, unable to advance or maintain its Commitment in Dollars, that Lender shall give notice to the Agent and the Agent shall give notice to the Borrowers and that Lender’s obligations to make the Facility available shall immediately cease. In that event, if all or any part of the Facility shall have been advanced by that Lender to the Borrowers, the Agent in accordance with instructions from that Lender and subject to that Lender’s approval of any agreement between the Agent and the Borrower, will negotiate with the Borrowers in good faith with a view to establishing a mutually acceptable basis for funding the Facility or relevant part thereof from an alternative source. If the Agent and the Borrowers have failed to agree in writing on a basis for funding the Facility or relevant part thereof from an alternative source by 11.00 a.m. on the second Business Day prior to the end of the then current relevant Interest Period, the Borrowers will (without prejudice to its other obligations under or pursuant to this Agreement, including, without limitation, its obligation to pay interest on the Facility, arising on the expiry of the then relevant Interest Period) prepay the Indebtedness (or relevant part thereof) to the Agent on behalf of that Lender on the expiry of the then current relevant Interest Period.

14	Communications
14.1
Method Any Communication may be given, delivered, made or served (as the case may be) under or in relation to this Agreement by letter or fax or (subject to Clause 14.3) electronic mail and shall be in the English language and sent addressed:-

14.1.1
in the case of any of the Lenders to the Agent at Calyon, 9 quai du Président Paul Doumer, 92920 Paris, La Défense Cedex, France, Fax: (+33) 1 41 89 29 87, Attn: Shipping Department, copy to: Calyon, London Shipping Department, Broadwalk House, 5 Appold Street, London EC2A 2DA, Fax: (+44) (0) 20 7214 6689, Attn: Head of Shipping;

14.1.2
in the case of the Agent, at Calyon, 9 quai du Président Paul Doumer, 92920 Paris, La Défense Cedex, France, Fax: (+33) 1 41 89 29 87, Attn: Shipping Department, copy to: Calyon, London Shipping Department, Broadwalk House, 5 Appold Street, London EC2A 2DA, Fax: (+44) (0) 20 7214 6689, Attn: Head of Shipping;

14.1.3
in the case of the Security Trustee, at Calyon, 9 quai du Président Paul Doumer, 92920 Paris, La Défense Cedex, France, Fax: (+33) 1 41 89 29 87, Attn: Shipping Department, copy to: Calyon, London Shipping Department, Broadwalk House, 5 Appold Street, London EC2A 2DA, Fax: (+44) (0) 20 7214 6689, Attn: Head of Shipping;

14.1.4
in the case of the Arranger, at Calyon, 9 quai du Président Paul Doumer, 92920 Paris, La Défense Cedex, France, Fax: (+33) 1 41 89 29 87, Attn: Shipping Department, copy to: Calyon, London Shipping Department, Broadwalk House, 5 Appold Street, London EC2A 2DA, Fax: (+44) (0) 20 7214 6689, Attn: Head of Shipping;

14.1.5	in the case of the Borrowers and/or the Guarantor to the Communications Address;
or to such other address or fax number as such party may designate for themselves by written notice to the others.

14.2	Timing A Communication shall be deemed to have been duly given, delivered, made or served to or on, and received by a party to this Agreement:-
14.2.1	in the case of a fax when the sender receives one or more transmission reports showing the whole of the Communication to have been transmitted to the correct fax number; or

14.2.2	if delivered to an officer of the relevant party or (in the case of the Borrowers) left at the Communications Address at the time of delivery or leaving; or

14.2.3
if posted, at 9.00 a.m. on the fifth Business Day after posting by prepaid first class post. PROVIDED ALWAYS that Communications to the Agent and (to the extent that they relate to the matters specified in clause 16.1.13 only) the Lenders shall be effective only upon receipt; or

14.2.4	if by electronic mail, in accordance with Clause 14.3;
Any Communication by fax shall be promptly confirmed in writing by post or hand delivery.

14.3	Electronic communication
14.3.1	Any communication to be made in connection with this Agreement may be made by electronic mail or other electronic means, if the Borrowers and the relevant Finance Party:
(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.
14.3.2
Any electronic communication made between the Borrowers and the relevant Finance Party will be effective only when actually received in readable form and acknowledged by the recipient (it being understood that any system generated responses do not constitute an acknowledgement) and in the case of any electronic communication made by the Borrowers to a Finance Party only if it is addressed in such a manner as the Finance Party shall specify for this purpose.

14.3.3	Any electronic communication made in accordance with this clause 14.3 shall be confirmed in writing as soon as reasonably practicable thereafter.
15	General Indemnities
15.1
Currency In the event of any Finance Party receiving or recovering any amount payable under any of the Security Documents in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrowers shall, on the Agent’s written demand, pay to the Agent such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the Finance Parties as a separate debt under this Agreement.

15.2
Costs and expenses The Borrowers will, within fourteen days of the Agent’s written demand, reimburse the Agent (on behalf of each of the Finance Parties) for all reasonable out of pocket expenses including internal and external legal costs (including stamp duty, Value Added Tax or any similar or replacement tax if applicable) of and incidental to:-

15.2.1
the negotiation, syndication, preparation, execution and registration of the Security Documents and the Guarantee (whether or not any of the Security Documents are actually executed or registered and whether or not all or any part of the Facility is advanced);

15.2.2	any amendments, addenda or supplements to any of the Security Documents or the Guarantee (whether or not completed);

15.2.3
any other documents (including legal opinions) which may at any time be required by any Finance Party to give effect to any of the Security Documents or the Guarantee or which any Finance Party is entitled to call for or obtain pursuant to any of the Security Documents or the Guarantee; and

15.2.4	the exercise of the rights, powers, discretions and remedies of the Finance Parties under or pursuant to the Security Documents or the Guarantee.
15.3
Events of Default The Borrowers shall indemnify the Finance Parties from time to time on demand against all losses and costs incurred or sustained by any Finance Party as a consequence of any Event of Default, including (without limitation) any Break Costs.

15.4
Funding costs The Borrowers shall indemnify the Finance Parties from time to time on demand against all losses and costs incurred or sustained by any Finance Party if, for any reason due to a default or other action by the Borrowers, any Drawing is not advanced to the Borrowers after the relevant Drawdown Notice has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice, including (without limitation), any Break Costs.

15.5
Protection and enforcement The Borrowers shall indemnify the Finance Parties from time to time on demand against all losses, costs and liabilities which any Finance Party may from time to time sustain, incur or become liable for in or about the protection, maintenance or enforcement of the rights conferred on the Finance Parties by the Security Documents or the Guarantee or in or about the exercise or purported exercise by the Finance Parties of any of the rights, powers, discretions or remedies vested in them under or arising out of the Security Documents or the Guarantee, including (without limitation) any losses, costs and liabilities which any Finance Party may from time to time sustain, incur or become liable for by reason of any Finance Party being mortgagees of any Vessel, assignees of any Mortgage and/or a lender to the Borrowers, or by reason of any Finance Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of any Vessel. No such indemnity will be given to a Finance Party where any such loss, cost or liability has occurred due to gross negligence or wilful misconduct on the part of that Finance Party; however this shall not affect the right of any other Finance Party to receive any such indemnity.

15.6
Liabilities of Finance Parties The Borrowers will from time to time reimburse the Finance Parties on demand for all sums which any Finance Party may pay on account of any of the Security Parties or in connection with any Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which any Finance Party may pay or guarantees which any Finance Party may give in respect of the Insurances, any expenses incurred by any Finance Party in connection with the maintenance or repair of any Vessel or in discharging any lien, bond or other claim relating in any way to any Vessel, and any sums which any Finance Party may pay or guarantees which they may give to procure the release of any Vessel from arrest or detention.

15.7
Taxes The Borrowers shall pay all Taxes imposed on the Finance Parties in respect of the Security Documents or to which all or any part of the Indebtedness or any of the Security Documents or the Guarantee may be at any time subject and shall indemnify the Finance Parties on demand against all liabilities, costs, claims and expenses incurred in connection therewith, including but not limited to any such liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes. The indemnity contained in this Clause shall survive the repayment of the Indebtedness.

15.8
Value Added Tax All amounts set out, or expressed to be payable by the Borrowers to the Finance Parties pursuant to the Security Documents which (in whole or in part) constitute consideration for a supply for Value Added Tax purposes shall be deemed to be exclusive of any Value Added Tax which is chargeable on such supply, and accordingly, if Value Added Tax is chargeable on any supply made by any Finance Party to a Borrower under a Security Document, that Borrower shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Value Added Tax.

16	Appointment of Agent and Security Trustee
16.1	Agent
16.1.1
Each other Finance Party irrevocably appoints the Agent to act as its agent in connection herewith and with each other Security Document and the Guarantee and each Lender authorises the Agent to exercise such rights, powers and discretions as are specifically delegated to such party by the terms hereof or thereof together with all such rights, powers and discretions as are reasonably incidental hereto or thereto.

16.1.2	The Agent may:
(a)
assume that no Event of Default has occurred and that no party to any Security Document or the Guarantee is in breach of or default under its obligations under any Security Document or the Guarantee unless the Agent has actual knowledge or actual notice to the contrary;

(b)
assume that each Lender’s lending office is that specified in schedule 1 or (as the case may be) in the Transfer Certificate whereby such Lender became a party hereto until it has received from such Lender a notice designating some other office of such Lender as its lending office (that complies with the requirements of this Agreement and the other Security

Documents) and act upon any such notice until the same is superseded by a further such notice;

(c)
engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

(d)
rely as to any matters of fact which might reasonably be expected to be within the knowledge of any Borrower or any other party to the Security Documents or the Guarantee upon a certificate signed by or on behalf of that Borrower or such other party, as the case may be;

(e)	rely upon any communication or document reasonably believed by it to be genuine;

(f)
refrain from exercising any right, power or discretion vested in it hereunder or under any Security Document or the Guarantee unless and until instructed by the Majority Lenders as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised;

(g)
refrain from acting in accordance with any instructions of the Majority Lenders to begin any legal action or proceedings arising out of or in connection with this Agreement or any other Security Document or the Guarantee until it shall have been indemnified and/or secured (whether by way of payment in advance or otherwise) to its satisfaction against any and all costs, claims, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such instructions; and

(h)
take such action as is, in the opinion of the Agent, necessary or advisable to preserve all or any of the rights of the Lenders under any Security Document or the Guarantee whether or not it is practicable to consult with or inform the Lenders or any of them prior to the taking of such action.

For the purpose of this clause 16.1 the Agent shall not be treated as having actual knowledge of any matter of which the corporate finance or any other division outside the agency or loan administration department of the person for the time being acting as such Agent may become aware in the context of corporate finance, advisory or lending activities from time to time undertaken by that Agent for any Borrower or any member of the Guarantor Group or any other person which may be a trade competitor of any Borrower.

16.1.3	The Agent shall:
(a)	promptly inform each Lender of the contents of any notice or document received by it in its capacity as Agent hereunder or under any other Security Document or the Guarantee;

(b)	promptly notify each Lender of the occurrence of any Event of Default of which the Agent has actual knowledge or actual notice;

(c)	subject to the foregoing provisions of this clause 16.1, act in accordance with any instructions given to it by the Majority Lenders; and

(d)	if so instructed by the Majority Lenders, refrain from exercising a right, power or discretion vested in it hereunder or under any other Security Document or the Guarantee.
16.1.4	Notwithstanding anything to the contrary expressed or implied herein, the Agent shall not:
(a)
be bound to enquire as to the occurrence or otherwise of any Event of Default or as to the performance by any Borrower or any other party to the Security Documents or the Guarantee of its obligations hereunder or under any other Security Document or the Guarantee unless instructed in any specific case to do so by the Majority Lenders;

(b)	be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account;

(c)
be bound to disclose to any other person any information relating to any Borrower or any other party to the Security Documents or the Guarantee if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person; or

(d)	be under any obligations other than those for which express provision is made herein and in the other Security Documents and the Guarantee.
16.1.5
Each Lender shall indemnify the Agent, to the extent the same are not reimbursed by the Borrowers, such Lender’s Proportionate Share of any and all costs, claims, out of pocket expenses (including legal fees) and liabilities which the Agent may incur in connection with the performance of its functions hereunder or under any other Security Document or the Guarantee, Provided that the Agent shall not be entitled to be indemnified by the Lenders for any such costs, claims, expenses or liabilities incurred by the Agent as a result of its recklessness or wilful misconduct.

16.1.6
The Agent accepts no responsibility for the legality, validity, effectiveness, adequacy or enforceability of this Agreement or any other Security Document or the Guarantee and neither the Agent nor any of its respective directors, officers or employees shall be under any liability as a result of taking or omitting to take any action in relation to this Agreement or any other Security Document or the Guarantee save in the case of the Agent’s gross negligence or wilful misconduct.

16.1.7
Each of the Lenders agrees that it will not assert or seek to assert against any director, officer or employee of the Agent any claim it might have against any of them in respect of any of the matters referred to in clause 16.1.6.

16.1.8
The Agent may without liability to account accept deposits from, lend money to and generally engage in any kind of banking or other business with any other party to the Security Documents or the Guarantee.

16.1.9
It is understood and agreed by each Lender that it has itself been, and will continue to be solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of any Security Party and the other parties to the Security Documents and accordingly each Lender confirms to the Agent that it has not relied and will not hereafter rely on the Agent:

(a)
to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by any Borrower, the Guarantor or any other party to the Security Documents in connection with this Agreement or any other Security Document or the Guarantee or the transactions herein or therein contemplated (whether or not such information has been or is hereafter circulated to such Lender by any Security Party); or

(b)	to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Security Party or any other party to the Security Documents.
16.1.10
The Agent may retire at any time without assigning any reason by giving to the Borrowers and each Lender not less than forty five (45) days’ notice of its intention to do so and may be removed by the Majority Lenders, provided that (a) no such resignation or removal shall be effective until a successor for the Agent is appointed in accordance with the provisions of this clause 16.1.10 and (b) the Agent must at the same time retire as Security Trustee and the Agent’s resignation will only take effect upon the effective transfer of the Civil Law Security Documents to a successor Security Trustee; the Majority Lenders may, with the agreement of the Borrowers (unless a Event of Default is then continuing unremedied, in which case no consent of the Borrowers shall be required) appoint a successor during such period but if none does so the Agent may, with the agreement of the Borrowers appoint as its successor a reputable and experienced bank or other financial institution; any such appointment shall (subject to the foregoing provisions of this clause 16.1.10) take effect upon notice thereof being given to the Borrowers and each Lender.

Any corporation into which the Agent may be merged or converted or any corporation with which the Agent may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Agent shall be a party shall, to the extent permitted by applicable law, be the successor agent under this Agreement without the execution or filing of any document or any further act on the part of any of the parties to this Agreement, save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to the Borrowers and the Lenders.

16.1.11
If a successor to the Agent is appointed pursuant to clause 16.1.10, (i) the retiring Agent shall be discharged of any further obligation but shall remain entitled to the benefit of the provisions of this clause 16.1 and (ii) its successor and each of the other parties to this Agreement and each other Security Document and the

Guarantee shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party hereto and to those other Security Documents to which the retiring Agent was a party and the Guarantee, but without prejudice to any obligations accrued prior thereto.

16.1.12	The Agent may:
(a)
refrain from doing anything which would or might in its opinion be contrary to any law or official directive of any relevant jurisdiction or otherwise render it liable to any person and may do anything which is in its opinion necessary to comply with any such law or directive; and

(b)
refrain from taking any action (or further action) to protect or enforce the right of any Lender under this Agreement or any Security Document or the Guarantee until it has been indemnified and/or secured to its satisfaction against any and all costs, losses, expenses or liabilities (including legal fees) which it would or might sustain or incur as a result.

16.1.13
Except with the prior written consent of each of the Lenders and subject as otherwise provided in this Agreement the Agent shall not have authority on behalf of the Lenders to agree with any Security Party any amendment to this Agreement which would:

(a)	reduce the Margin or the amount of any other payment to be made for account of the Lenders under this Agreement or the other Security Documents or the Guarantee;

(b)	alter the due date, reduce the amount or alter the currency of any payment of principal, interest or other amount payable under this Agreement;

(c)	alter any Lender’s Commitment or subject any Lender to any obligations not expressly contemplated by this Agreement or any Security Document or the Guarantee;

(d)	alter the Availability Termination Date;

(e)	amend, modify or vary the definition of “Majority Lenders”;

(f)
amend, modify, vary, release or discharge any of the Security Documents, the Guarantee or the security interests constituted thereby or consent to any of the same save in accordance with the terms of this Agreement and the other Security Documents or the Guarantee;

(g)	amend, modify or vary clauses 16.5 (Order of Application) or 16.7 (Payment Mechanics) of this Agreement or any equivalent clause contained in any Security Document or the Guarantee; or

(h)	waive or defer any condition precedent.
16.1.14
Unless otherwise agreed between the Lenders, if at any time a Lender receives or recovers by way of set-off, the exercise of any lien or otherwise from any Security Party, an amount greater than that Lender’s Proportionate Share of any sum due from that Security Party to the Lenders under the Security Documents or the

Guarantee or greater than such Lender is entitled to (the amount of the excess being referred to in this clause 16.1.14 and in clause 16.1.15 as the “Excess Amount”) then:
(a)	that Lender shall promptly notify the Agent (which shall promptly notify each other Lender);

(b)	that Lender shall pay to the Agent an amount equal to the Excess Amount within ten (10) days of its receipt or recovery of the Excess Amount; and

(c)
the Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum due from that Security Party to the Lenders and shall account to the Lenders in respect of the Excess Amount in accordance with the provisions of this clause 16.1.14.

However, if a Lender has commenced any legal proceedings to recover sums owing to it under the Security Documents or the Guarantee and, as a result of, or in connection with, those proceedings has received an Excess Amount, the Agent shall not distribute any of that Excess Amount to any other Lender which had been notified of the proceedings and had the legal right to, but did not, join those proceedings or commence and diligently prosecute separate proceedings to enforce its rights in the same or another court.

16.1.15
If all or any part of any Excess Amount is rescinded or must otherwise be restored to any Security Party or to any other third party, the Lenders which have received any part of that Excess Amount by way of distribution from the Agent pursuant to clause 16.1.14 shall repay to the Agent for the account of the Lender which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that the Lenders share rateably in the amount of the receipt or payment retained in accordance with the provisions of this Agreement, together with interest on that amount at a rate equivalent to that (if any) paid by the Lender receiving or recovering the Excess Amount to the person to whom that Lender is liable to make payment in respect of such amount, and clause 16.1.14(c) shall apply only to the retained amount.

16.1.16
The Agent may, with the prior written approval of the Majority Lenders, amend any provision of this Agreement or any other Security Document or the Guarantee if such amendment is necessary to correct any manifest error herein or therein, and any such amendment shall be binding on all the Lenders.

16.1.17
Except with the prior written consent of the Agent, the Lenders shall not have authority to amend, modify or vary any provision of this Agreement which regulates the remuneration, rights, duties and/or powers of the Agent.

16.2	Security Trustee
16.2.1
Each Finance Party irrevocably appoints the Security Trustee to act as its agent and (for the purposes of the Common Law Security Documents) trustee in connection herewith and with each other Security Document and each Finance Party authorises the Security Trustee to exercise such rights, powers and discretions as are specifically delegated to such party by the terms hereof or thereof together with all such rights, powers and discretions as are reasonably incidental hereto or thereto. Each Finance Party also irrevocably appoints the Security Trustee as trustee of the Trust Property.

16.2.2	The Security Trustee may:
(a)
assume that no Event of Default has occurred and that no party to any Security Document is in breach of or default under its obligations under any Security Document unless the Security Trustee has actual knowledge or actual notice to the contrary;

(b)
engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

(c)
rely as to any matters of fact which might reasonably be expected to be within the knowledge of any Security Party or any other party to the Security Documents upon a certificate signed by or on behalf of that Security Party or such other party, as the case may be;

(d)	rely upon any communication or document reasonably believed by it to be genuine;

(e)
refrain from exercising any right, power or discretion vested in it hereunder or under any Security Document unless and until instructed by the Majority Lenders as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised;

(f)
refrain from acting in accordance with any instructions of the Majority Lenders to begin any legal action or proceedings arising out of or in connection with this Agreement or any other Security Document until it shall have been indemnified and/or secured (whether by way of payment in advance or otherwise) to its satisfaction against any and all costs, claims, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such instructions; and

(g)
take such action as is, in the opinion of the Security Trustee necessary or advisable to preserve all or any of the rights of the Finance Parties under any Security Document whether or not it is practicable to consult with or inform the Finance Parties or any of them prior to the taking of such action.

For the purpose of this clause 16.2.2 the Security Trustee shall not be treated as having actual knowledge of any matter of which the corporate finance or any other division outside the agency or loan administration department of the person for the time being acting as such Security Trustee may become aware in the context of corporate finance, advisory or lending activities from time to time undertaken by that Security Trustee for any Borrower or any member of the Guarantor Group or any other person which may be a trade competitor of any Borrower.

16.2.3	The Security Trustee shall:
(a)	promptly inform each Finance Party of the contents of any notice or document received by it in its capacity as Security Trustee hereunder or under any other Security Document;

(b)
promptly notify each Finance Party of the occurrence of any Event of Default or any default by any Security Party or any other party to the Security Documents in the due performance of or compliance with its obligations under this Agreement or any other Security Document of which the Security Trustee has actual knowledge or actual notice;

(c)	subject to the foregoing provisions of this clause 16.2, act in accordance with any instructions given to it by the Majority Lenders; and

(d)	if so instructed by the Majority Lenders, refrain from exercising a right, power or discretion vested in it hereunder or under any other Security Document.
16.2.4	Notwithstanding anything to the contrary expressed or implied herein, the Security Trustee shall not:
(a)
be bound to enquire as to the occurrence or otherwise of any Event of Default or as to the performance by any Security Party or any other party to the Security Documents of its obligations hereunder or under any other Security Document unless instructed in any specific case to do so by the Majority Lenders;

(b)	be bound to account to any Finance Party for any sum or the profit element of any sum received by it for its own account;

(c)
be bound to disclose to any other person any information relating to any Security Party or any other party to the Security Documents if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person; or

(d)	be under any obligations other than those for which express provision is made herein and in the other Security Documents.
16.2.5
The Security Trustee shall have all the powers and discretions conferred upon trustees by the Trustee Act 2000 (to the extent not inconsistent herewith) and upon the Security Trustee by this Agreement and upon a receiver by any Security Document (as though the Security Trustee were a receiver thereunder) and by way of supplement it is expressly declared as follows:

(a)
the Security Trustee shall be at liberty to place any Security Document and any other instruments, documents or deeds delivered to it pursuant hereto or thereto or in connection herewith or therewith for the time being in its possession in any safe deposit, safe or receptacle selected by the Security Trustee or with any bank or company whose business includes undertaking the safe custody of documents or any firm of lawyers and the Security Trustee shall not be responsible for any loss thereby incurred;

(b)
save as provided in this Agreement or any other Security Document, the Security Trustee shall as regards all rights, trusts, powers, authorities and discretions hereby vested in it have absolute and uncontrolled discretion as to the exercise or non-exercise thereof and as to the manner and time of any such exercise thereof; and

(c)
the Security Trustee may whenever it thinks fit delegate by power of attorney or otherwise to any person or persons or fluctuating body of persons all or any of the rights, trusts, powers, authorities and discretions vested in it by virtue of the provisions hereof and such delegation may be made upon such terms and subject to such conditions and subject to such regulations as the Security Trustee may think fit and, provided that the Security Trustee shall have exercised reasonable care in selecting any such delegate or sub-delegate, the Security Trustee shall not be bound to supervise the proceedings or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate.

16.2.6	The Security Trustee shall:
(a)
be entitled, following consultation with the Majority Lenders, to invest moneys which in the opinion of the Security Trustee may not be paid out promptly following receipt in the name or under the control of the Security Trustee in any of the investments for the time being authorised by law for the investment by trustees of trust moneys or in any other investments whether similar to the aforesaid or not which may be requested by the Majority Lenders or by placing the same on demand in the name or under the control of the Security Trustee as the Security Trustee may think fit and the Security Trustee may at any time vary or transpose any such investments for or into any others of a like nature and shall not be responsible for any loss due to depreciation in value or otherwise of such investments; and

(b)
be entitled at any time to appoint (and subsequently to dismiss) such other person as it thinks fit to become an additional trustee under any Security Document to assist it in carrying out the duties imposed on it by virtue of the provisions hereof and each such additional trustee shall be entitled to the same rights and subject to the same obligations hereunder as the Security Trustee.

16.2.7
Each Finance Party shall indemnify the Security Trustee (rateably in accordance with its interest in the Loan) at the time any such costs, claims, expenses or liabilities are incurred and to the extent the same are not reimbursed by the Security Parties, of any and all costs, claims, out of pocket expenses (including legal fees) and liabilities which the Security Trustee may incur in connection with the performance of its functions hereunder or under any other Security Document, Provided that the Security Trustee shall not be entitled to be indemnified by the Finance Parties for any such costs, claims, expenses or liabilities incurred by the Security Trustee as a result of its recklessness or wilful misconduct.

16.2.8
The Security Trustee accepts no responsibility for the legality, validity, effectiveness, adequacy or enforceability of this Agreement or any other Security Document and neither the Security Trustee nor any of its respective directors, officers or employees shall be under any liability as a result of taking or omitting to take any action in relation to this Agreement or any other Security Document save in the case of the Security Trustee’s gross negligence or wilful misconduct.

16.2.9
Each of the Finance Parties agrees that it will not assert or seek to assert against any director, officer or employee of the Security Trustee any claim it might have against any of them in respect of any of the matters referred to in clause 16.2.8.

16.2.10	The Security Trustee may without liability to account accept deposits from, lend money to and generally engage in any kind of banking or other business with any other party to the Security Documents.

16.2.11
It is understood and agreed by each Finance Party that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of any Security Party and the other parties to the Security Documents and accordingly each Finance Party confirms to the Security Trustee that it has not relied and will not hereafter rely on the Security Trustee:

(a)
to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by any Security Party or any other party to the Security Documents in connection with this Agreement or any other Security Document or the transactions herein or therein contemplated (whether or not such information has been or is hereafter circulated to such Finance Party by any Security Party); or

(b)	to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Security Party or any other party to the Security Documents.
16.2.12
The Security Trustee may retire at any time without assigning any reason by giving to the Security Parties and each Finance Party not less than forty five (45) days’ notice of its intention to do so and may be removed by the Majority Lenders, provided that no such resignation or removal shall be effective until a successor for the Security Trustee is appointed in accordance with the provisions of this clause 16.2.12; the Majority Lenders may appoint a successor during such period but if none does so the Security Trustee may appoint as its successor a reputable and experienced bank or other financial institution; any such appointment shall (subject to the foregoing provisions of this clause 16.2.12) take effect upon notice thereof being given to the Security Parties and each Finance Party and provided that appropriate arrangements shall have been made in relation to all security then granted under all the Security Documents, to the reasonable satisfaction of all Finance Parties and provided further that, prior to the occurrence of an Event of Default, a Borrower has approved the successor in writing (such approval not to be unreasonably withheld or delayed).

Any corporation into which the Security Trustee may be merged or converted or any corporation with which the Security Trustee may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Security Trustee shall be a party shall, to the extent permitted by applicable law, be the successor security trustee under this Agreement without the execution or filing of any document or any further act on the part of any of the parties to this Agreement, save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to the Security Parties and the Finance Parties.

16.2.13
If a successor to the Security Trustee is appointed pursuant to clause 16.2.12, (i) the retiring Security Trustee shall be discharged of any further obligation but shall remain entitled to the benefit of the provisions of this clause 16.2 and (ii) its successor and each of the other parties to this Agreement and each other Security Document shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party hereto and to each other Security Document, but without prejudice to any obligations accrued prior thereto.

16.2.14	The Security Trustee may:
(a)
refrain from doing anything which would or might in its opinion be contrary to any law or official directive of any relevant jurisdiction or otherwise render it liable to any person and may do anything which is in its opinion necessary to comply with any such law or directive; and

(b)
refrain from taking any action (or further action) to protect or enforce the right of any Finance Party under this Agreement or any Security Document until it has been indemnified and/or secured to its satisfaction against any and all costs, losses, expenses or liabilities (including legal fees) which it would or might sustain or incur as a result.

16.2.15
Except with the prior written consent of each of the Finance Parties and subject as otherwise provided in this Agreement the Security Trustee shall not have authority on behalf of the Finance Parties to agree with any Security Party any amendment to any Security Document which would:

(a)	reduce the amount of any payment to be made for account of the Finance Parties under the Security Documents;

(b)	alter the due date, reduce the amount or alter the currency of any payment under the Security Documents;

(c)	subject any Finance Party to any obligations not expressly contemplated by any Security Document;

(d)	amend, modify or vary the definition of “Majority Lenders”;

(e)
amend, modify, vary, release or discharge any of the Security Documents or the security interests constituted thereby or consent to any of the same save in accordance with the terms of this Agreement and the other Security Documents;

(f)	amend, modify or vary clauses 16.5 (Order of Application) or 16.7 (Payment Mechanics) of this Agreement or any equivalent clause contained in any Security Document; or

(g)	waive or defer any condition precedent contained in any Security Document.

16.2.16
The Security Trustee may, with the prior written approval of the Majority Lenders, amend any provision of this Agreement, the Guarantee or any other Security Document if such amendment is necessary to correct any manifest error herein or therein, and any such amendment shall be binding on all of the parties to such documents.

16.2.17
Except with the prior written consent of the Security Trustee, the Finance Parties shall not have authority to amend, modify or vary any provision of this Agreement which regulates the remuneration, rights, duties and/or powers of the Security Trustee.

16.2.18
The Security Trustee hereby accepts its appointment under clause 16.2.1 as trustee under this Agreement and the Security Documents with effect from the date of this Agreement and acknowledges and declares that it holds and shall hold the same on trust for the Finance Parties.

16.2.19	The trust constituted or evidenced by this Agreement shall remain in full force and effect until the earlier of:
(a)	the expiration of a period of eighty (80) years from the date of this Agreement, or

(b)	all the outstanding Indebtedness under this Agreement and the Security Documents have been paid, repaid, performed, discharged and satisfied in full,

and the parties to this Agreement declare that the perpetuity period applicable to this Agreement shall, for the purpose of the Perpetuities and Accumulations Act 1964, be a period of eighty (80) years from the date of this Agreement.

16.2.20
It is agreed between all parties to this Agreement that in relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be constituted by this Agreement and/or any Security Document, the relationship of the Finance Parties to the Security Trustee shall be construed simply as one of principal and agent but, to the fullest extent permissible under the laws of each and every such jurisdiction, this Agreement shall have full force and effect as between the parties.

16.2.21
The security under the Civil Law Security Documents secures the rights of the Security Trustee as direct creditor under the Security Documents to which it is a party and as several creditor under each such Security Document and not as trustee or agent of the Finance Parties.

16.3	Role of the Arranger

The Arranger has no obligations of any kind to any party under or in connection with this Agreement or any Security Document or the transactions contemplated thereby.

16.4	Common Parties

Although the Agent and the Security Trustee may from time to time be the same entity, that entity will have entered into this Agreement and the Security

Documents (to which it is a party) in its separate capacities as agent for the Finance Parties and (as appropriate) security agent and trustee for the Finance Parties. Where this Agreement or any Security Document provides for the Agent or Security Trustee to communicate with or provide instructions to the other, while they are the same entity, such communication or instructions will not be necessary.

16.5	Order of Application
16.5.1	The Security Trustee agrees to apply the Trust Property in accordance with the following respective claims:
(a)
first, as to a sum equivalent to the amounts payable to the Security Trustee under the Security Documents (excluding any amounts received by the Security Trustee pursuant to clause 16.2.7), for the Security Trustee absolutely;

(b)
secondly, as to a sum equivalent to the aggregate amount then due and owing to the other Finance Parties under the Security Documents, for those Finance Parties absolutely, and pro-rata to the amounts owing to them under the Security Documents;

(c)
thirdly, until such time as the Security Trustee is satisfied that all obligations owed to the Finance Parties have been irrevocably and unconditionally discharged in full, held by the Security Trustee on a suspense account for payment of any further amounts owing to the Finance Parties under the Security Documents and further application in accordance with this clause 16.5 as and when any such amounts later fall due;

(d)	fourthly, to such other persons (if any) as are legally entitled thereto in priority to the Borrowers; and

(e)	fifthly, as to the balance (if any), for the Borrowers by or from whom or from whose assets the relevant amounts were paid, received or recovered or other person entitled to them.
16.5.2
The Security Trustee shall make each application as soon as is practicable after the relevant moneys are received by, or otherwise become available to, it save that (without prejudice to any other provision contained in any of the Security Documents) the Security Trustee (acting on the instructions of the Agent) or any receiver or administrator may credit any moneys received by it to a suspense account for so long and in such manner as the Security Trustee or such receiver or administrator may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of their respective claims against the Borrowers or any other person liable.

16.5.3
The Security Trustee shall obtain a good discharge in respect of the amounts expressed to be due to the other Finance Parties as referred to in this clause 16.5 by paying such amounts to the Agent for distribution in accordance with clause 16.7 (Payment mechanics).

16.6	Sharing among the Finance Parties
16.6.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from a Security Party other than in accordance with clause 16.7 (Payment mechanics) and applies that amount to a payment due under the Security Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 16.7 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 16.7.5 (Partial payments).

16.6.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Security Party and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with clause 16.7.5 (Partial payments).

16.6.3	Recovering Finance Party’s rights
(a)
On a distribution by the Agent under clause 16.6.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)
If and to the extent that the Recovering Finance Party is not able to rely on its rights under clause 16.6.3(a) above, the relevant Security Party shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

16.6.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Finance Party which has received a share of the relevant Sharing Payment pursuant to clause 16.6.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)
that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Security Party will be liable to the reimbursing Lender for the amount so reimbursed.

16.6.5	Exceptions
(a)
This clause 16.6 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Security Party.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings in accordance with the terms of this Agreement, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

16.7	Payment mechanics
16.7.1	Payments to the Agent
(a)
On each date on which a Security Party or a Lender is required to make a payment under a Security Document, that Security Party or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment and, to the extent any funds are to be released by the Agent to the Borrowers, the Agent shall not release such funds to the Borrowers until all conditions precedent hereunder are satisfied or acceptable to the Majority Lenders.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.
16.7.2	Distributions by the Agent

Each payment received by the Agent under the Security Documents for another Party shall, subject to clause 16.7.3 (Distributions to a Security Party) and clause 16.7.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its facility office), to such account as that party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

16.7.3	Distributions to a Security Party

The Agent may apply any amount received by it for that Security Party in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Security Party under the Security Documents or in or towards purchase of any amount of any currency to be so applied.

16.7.4	Clawback
(a)
Where a sum is to be paid to the Agent under the Security Documents for another party, the Agent is not obliged to pay that sum to that other party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Agent pays an amount to another party and it proves to be the case that the Agent had not actually received that amount, then the party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

16.7.5	Partial payments
(a)
If the Agent receives a payment for application against amounts due under the Security Documents that is insufficient to discharge all the amounts then due and payable by a Security Party under those Security Documents, the Agent shall apply that payment towards the obligations of that Security Party under those Security Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Security Trustee or the Arranger under those Security Documents;

(ii)	secondly, in or towards payment to the Lenders pro rata of any accrued interest, fee or commission due but unpaid under those Security Documents;

(iii)	thirdly, in or towards payment to the Lenders pro rata of any principal which is due but unpaid under those Security Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Security Documents.
(b)	Clause 16.7.5(a) above will override any appropriation made by a Security Party.
17	Miscellaneous
17.1
Waivers No failure or delay on the part of any Finance Party in exercising any right, power, discretion or remedy under or pursuant to any of the Security Documents or the Guarantee, nor any actual or alleged course of dealing between any Finance Party and any of the Security Parties, shall operate as a waiver of, or acquiescence in, any default on the part of any Security Party, unless expressly agreed to do so in writing by the Agent, nor shall any single or partial exercise by any Finance Party of any right, power, discretion or remedy preclude any other or further exercise of that right, power, discretion or remedy, or the exercise by a Finance Party of any other right, power, discretion or remedy.

17.2	No variations No variation or amendment of any of the Security Documents shall be valid unless made in accordance with clause 16 of this Agreement.

17.3
Severability If at any time any provision of any of the Security Documents or the Guarantee is invalid, illegal or unenforceable in any respect that provision shall be severed from the remainder and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

17.4
Successors etc. The Security Documents and the Guarantee shall be binding on the Security Parties and on their successors and permitted transferees and assignees, and shall inure to the benefit of the Finance Parties and their respective successors, transferees and assignees. The Borrowers may not assign or transfer any of their rights or duties under or pursuant to any of the Security Documents without the prior written consent of the Lenders.

17.5
Further assurance If any provision of the Security Documents or the Guarantee shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by the Finance Parties on their behalf are considered by the Lenders for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrowers will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the reasonable opinion of the Lenders are necessary to provide adequate security for the repayment of the Indebtedness.

17.6
Other arrangements The Finance Parties may, without prejudice to their rights under or pursuant to the Security Documents or the Guarantee, at any time and from time to time, on such terms and conditions as they may in their discretion determine, and without notice to the Borrowers, grant time or other indulgence to, or compound with, any other person liable (actually or contingently) to the Finance Parties or any of them in respect of all or any part of the Indebtedness, and may release or renew negotiable instruments and take and release securities and hold funds on realisation or suspense account without affecting the liabilities of the Borrowers or the rights of the Finance Parties under or pursuant to the Security Documents or the Guarantee.

17.7
Advisers The Borrowers irrevocably authorise the Agent, at any time and from time to time during the Facility Period, to consult insurance advisers on any matters relating to the Insurances, including, without limitation, the collection of insurance claims, and from time to time to consult or retain advisers or consultants to monitor or advise on any other claims relating to the Vessels. The Borrowers will provide such advisers and consultants with all information and documents which they may from time to time reasonably require and will reimburse the Agent on demand for all reasonable costs and expenses incurred by the Agent in connection with the consultation or retention of such advisers or consultants.

17.8
Delegation The Finance Parties may at any time and from time to time delegate to any person any of their rights, powers, discretions and remedies pursuant to the Security Documents or the Guarantee, other than rights relating to actions to be taken by the Majority Lenders or the Lenders as a group, on such terms as they may consider appropriate (including the power to sub-delegate).

17.9
Rights etc. cumulative Every right, power, discretion and remedy conferred on the Finance Parties under or pursuant to the Security Documents and the Guarantee shall be cumulative and in addition to every other right, power, discretion or remedy to which they may at any time be entitled by law or in equity. The Finance Parties may exercise each of their rights, powers, discretions and remedies as often and in such order as they deem appropriate subject to obtaining the prior written consent of the Majority Lenders. The exercise or the beginning of the exercise of any right, power, discretion or remedy shall not be interpreted as a waiver of the right to exercise any other right, power, discretion or remedy either simultaneously or subsequently.

17.10
No enquiry The Finance Parties shall not be concerned to enquire into the powers of the Security Parties or of any person purporting to act on behalf of any of the Security Parties, even if any of the Security Parties or any such person shall have acted in excess of their powers or if their actions shall have been irregular, defective or informal, whether or not any Finance Parties had notice thereof.

17.11
Continuing security The security constituted by the Security Documents and the Guarantee shall be continuing and shall not be satisfied by any intermediate payment or satisfaction until the Indebtedness shall have been repaid in full and none of the Finance Parties shall be under any further actual or contingent liability to any third party in relation to the Vessels, the Insurances, Earnings or Requisition Compensation or any other matter referred to in the Security Documents or the Guarantee.

17.12
Security cumulative The security constituted by the Security Documents and the Guarantee shall be in addition to any other security now or in the future held by the Finance Parties or any of them for or in respect of all or any part of the

Indebtedness, and shall not merge with or prejudice or be prejudiced by any such security or any other contractual or legal rights of any of the Finance Parties, nor affected by any irregularity, defect or informality, or by any release, exchange or variation of any such security. Section 93 of the Law of Property Act 1925 and all provisions which the Agent considers analogous thereto under the law of any other relevant jurisdiction shall not apply to the security constituted by the Security Documents.

17.13
Re-instatement If any Finance Party takes any steps to exercise any of its rights, powers, remedies or discretions pursuant to the Security Documents or the Guarantee and the result shall be adverse to the Finance Parties, the Borrowers and the Finance Parties shall be restored to their former positions as if no such steps had been taken.

17.14
No liability None of the Finance Parties, nor any agent or employee of any Finance Party, nor any receiver and/or manager appointed by the Agent, shall be liable for any losses which may be incurred in or about the exercise of any of the rights, powers, discretions or remedies of the Finance Parties under or pursuant to the Security Documents or the Guarantee nor liable as mortgagee in possession for any loss on realisation or for any neglect or default of any nature for which a mortgagee in possession might otherwise be liable unless such Finance Party’s action constitutes gross negligence or wilful misconduct.

17.15
Rescission of payments etc. Any discharge, release or reassignment by any of the Finance Parties of any of the security constituted by, or any of the obligations of any Security Party contained in, any of the Security Documents or the Guarantee shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law, unless such Finance Party’s action constitutes gross negligence or wilful misconduct.

17.16
Subsequent Encumbrances If the Agent receives notice of any subsequent Encumbrance (other than any Encumbrance permitted by the terms of this Agreement) affecting any Vessel or all or any part of the Insurances, Earnings or Requisition Compensation, the Agent may open a new account in its books for the Borrowers. If the Agent does not open a new account, then (unless the Encumbrance is permitted by the terms of this Agreement or the Agent gives written notice to the contrary to the Borrowers) as from the time of receipt by the Agent of notice of such subsequent Encumbrance, all payments made to the Agent shall be treated as having been credited to a new account of the Borrowers and not as having been applied in reduction of the Indebtedness.

17.17
Releases If any Finance Party shall at any time in its discretion release any party from all or any part of any of the Security Documents or the Guarantee or from any term, covenant, clause, condition or obligation contained in any of the Security Documents or the Guarantee, the liability of any other party to the Security Documents or the Guarantee shall not be varied or diminished.

17.18
Certificates Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any of the Security Documents or the Guarantee, or any replacement schedule produced by the Agent pursuant to

Clause 3.9 above shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrowers of that amount.

17.19
Survival of representations and warranties The representations and warranties on the part of the Borrowers contained in this Agreement shall survive the execution of this Agreement and the advance of the Facility or any part thereof.

17.20	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

17.21	Third Party Rights Notwithstanding the provisions of the Contracts (Rights of Third Parties) Act 1999, no term of this Agreement is enforceable by a person who is not a party to it.
18	Law and Jurisdiction
18.1	Governing law This Agreement and any non-contractual obligations in connection with it shall in all respects be governed by and interpreted in accordance with English law.

18.2
Jurisdiction For the exclusive benefit of the Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any Proceedings may be brought in those courts. The Borrowers irrevocably waive any objection which they may now or in the future have to the laying of the venue of any Proceedings in any court referred to in this Clause, and any claim that those Proceedings have been brought in an inconvenient or inappropriate forum. Each of the Borrowers irrevocably designates, appoints and empowers Teekay Shipping (UK) Limited of 2nd Floor, 86 Jermyn Street, London, SW1 6JD, England to receive for it and on its behalf service of process issued out of the English courts in any such Proceedings.

18.3
Alternative jurisdictions Nothing contained in this Clause shall limit the right of the Finance Parties to commence any Proceedings against the Borrowers in any other court of competent jurisdiction nor shall the commencement of any Proceedings against the Borrowers in one or more jurisdictions preclude the commencement of any Proceedings in any other jurisdiction, whether concurrently or not.

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SCHEDULE 1
The Original Lenders, the Commitments and the Proportionate Shares

The Original Lenders	The Commitments ($)	The Proportionate Shares (%)

Calyon	48,800,000	40
For administration matters: 9. Quai, du President Paul Doumer 92920 Paris La Defense France

Fax no: +33 141 89 19 34 Attention: Middle Office/Shipping / Ms Marie-Claire Vanderperre / M. Godet-Couery

For credit matters: Broadwalk House 5 Appold Street London EC2A 2DA

Fax no: +44 207 214 6689 Attention: Jerome Duval/Thibaud Escoffier

The Export-Import Bank of China	73,200,000	60

No.30 Fu Xing Men Nei Street Xicheng District Beijing China 100031

Fax no: +86 10 83578428 / +86 10 83578428 Attention: Xiong Jie / Li Dan / Derek Wu

SCHEDULE 2
The Vessels

		Country of		Primary	Bareboat
Vessel	Owner	Formation	Hull No	Registry	Registry

Vessel A “NORGAS PAN”	Taizhou Hull No. WZL 0501 L.L.C.	Marshall Islands	WZL 0501	Nassau, Bahamas	Singapore

Vessel B tbn “NORGAS CATHINKA”	Taizhou Hull No. WZL 0502 L.L.C.	Marshall Islands	WZL 0502	Nassau, Bahamas	Singapore

Vessel C tbn “NORGAS CAMILLA”	Taizhou Hull No. WZL 0503 L.L.C.	Marshall Islands	WZL 0503	Nassau, Bahamas	Singapore

Vessel D	DHJS Hull No. 2007-001 L.L.C.	Marshall Islands	2007-001	Nassau, Bahamas	Singapore

Vessel E	DHJS Hull No. 2007-002 L.L.C	Marshall Islands	2007-002	Nassau, Bahamas	Singapore

SCHEDULE 3
Conditions Precedent and Subsequent
Part I: Initial conditions precedent
1
Constitutional Documents Copies of the constitutional documents of each Security Party together with such other evidence as the Agent may reasonably require that each Security Party is duly formed in its country of formation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

2	Certificates of good standing A certificate of good standing in respect of each Security Party (if such a certificate can be obtained).

3	Resolutions A copy of a resolution of each Security Party:
(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and resolving that it execute those Relevant Documents; and

(ii)	authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.
4
Officer’s certificates A certificate of a duly authorised officer or representative of each Security Party certifying that each copy document relating to it specified in this Part I of Schedule 3 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and setting out the names of the directors, officers and (other than in the case of the Guarantor) shareholders of that Security Party and the proportion of shares held by each shareholder.

5
Powers of attorney The notarially attested and legalised (where necessary for registration purposes) power of attorney of each Security Party under which any documents are to be executed or transactions undertaken by that Security Party.

Part II: Conditions precedent to each Drawdown
1	Security and related documents
(a)	Vessel documents A copy, certified as true, accurate and complete by a director, the secretary or the legal advisers of the relevant Owner, of the Charter;

(b)	Ownership Evidence that the relevant Vessel will on the Drawdown Date be:
(1)
legally and beneficially owned by the relevant Owner and registered in the name of the relevant Owner through the primary registry stated in Schedule 2 as a ship under the laws of that primary registry;

(2)	operationally seaworthy and in every way fit for service;

(3)	delivered, and accepted for service, under its Charter;

(4)
released from any prior registration of the Vessel in the ownership of the Seller and any Encumbrance registered against that ownership (or any other security granted by the Borrowers and/or the Sellers in respect of the Vessel, its Purchase Contract and its Charter) have been or will on the Drawdown Date be cancelled (or confirmation from the Seller that there was no such prior registration) and evidence that on the Drawdown Date the Mortgage will be capable of being registered against the Vessel with first priority.

(c)
Evidence of insurance Evidence that the Vessel is or will on the Drawdown Date be insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with the written approval of the Insurances by Bankserve or any other insurance adviser appointed by the Agent.

(d)
Confirmation of class A Certificate of Confirmation of Class for hull and machinery confirming that the Vessel is classed with the highest class applicable to vessels of her type with a Pre-Approved Classification Society or such other classification society as may be acceptable to the Lenders.

(e)
Security Documents The Mortgage, the Deed of Covenant, the Account Charge, the Share Pledge, the Charter Assignment, the Charterer’s Undertaking, the Charterer’s Assignment, the Manager’s Undertaking and the Assignment in respect of the Vessel together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will promptly following delivery of the Vessel to the Borrower under the Purchase Contract be duly acknowledged by the recipients.

(f)	Relevant Documents The Guarantee and the Fee Letter.
2	Legal opinions

If a Security Party is formed in a jurisdiction other than England and Wales or if any Relevant Document is governed by the laws of a jurisdiction other than England and

Wales, a legal opinion of the legal advisers to the Lenders in each relevant jurisdiction, substantially in the form or forms provided to the Agent prior to signing this Agreement or confirmation satisfactory to the Agent that such an opinion will be given, and to include:-

(a)	an opinion of Watson Farley & Williams (New York) LLP on matters of Marshall Islands law;

(b)	an opinion of Lennox Paton on matters of Bahamas law;

(c)	an opinion of Norton Rose (Asia) LLP on matters of Singapore law; and

(d)	an opinion of Norton Rose LLP on matters of French law.
3	Other documents and evidence
(a)	Drawdown Notice A duly completed Drawdown Notice.

(b)	Process agent Evidence that any process agent appointed under any Relevant Document has accepted its appointment.

(c)
Other authorisations A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Agent considers to be necessary or reasonable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(d)	Financial statements Copies of latest Guarantor’s Accounts for each Guarantor.

(e)	Fees Evidence that the fees, costs and expenses then due from the Borrowers under Clause 7 and Clause 15 have been paid or will be paid by the relevant Drawdown Date.

(f)
“Know your customer” documents Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Relevant Documents.

(g)	Bank Accounts Evidence that the Borrower Earnings Account has been opened.

(h)
Bringdown certificate Confirmation from a duly authorised officer of each Security Party that there has been no change in the constitutional documents of the relevant Security Party since the date on which the same were provided to the Agent pursuant to paragraph 1 of Part I of this Schedule 3 and that the board resolutions and powers of attorney referred to in paragraphs 3 and 5 of Part I of this Schedule 3 remain unamended and in full force and effect.

(i)
Evidence of Payments Such evidence as the Lenders may reasonably require in respect of the amount and payment of the Purchase Price of the relevant Vessel by the Borrower to the Seller if the same has been paid prior to the Drawdown Date.

Part III: Conditions subsequent
1
Evidence of Owner’s title Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Vessels (or equivalent official) of the Vessel’s Primary Registry confirming that (a) the Vessel is permanently registered under that registry in the ownership of the Owner, (b) the Mortgage has been registered with first priority against the Vessel and (c) there are no further Encumbrances registered against the Vessel.

2	Bareboat Registration Evidence that the Vessel is registered as a bareboat registration under the flag of the Bareboat Registry.

3
Letters of undertaking Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Finance Parties.

4	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to any Security Documents received by the Agent pursuant to Part II of this Schedule 3.

5	Legal opinions Such of the legal opinions specified in Part II of this Schedule 3 as have not already been provided to the Agent.

6
Companies Act registrations Evidence that the prescribed particulars of any Security Documents received by the Agent pursuant to Part I of this Schedule 3 have been delivered to the Registrar of Companies of England and Wales within the statutory time limit.

SCHEDULE 4

Form of Transfer Certificate
To: Calyon as agent (the “Agent”)
TRANSFER CERTIFICATE
This transfer certificate relates to a facility agreement (as the same may be from time to time amended, varied, novated or supplemented, the “Facility Agreement”) dated                                          2009 whereby a facility of up to $122,000,000 was made available to the Companies listed as “Owners” in Schedule 2 of the Facility Agreement as joint and several borrowers by a group of banks on whose behalf the Agent acts as agent and security trustee.
1
Terms defined in the Facility Agreement shall, subject to any contrary indication, have the same meanings herein. The terms “Lender” and “Transferee” are defined in the schedule to this transfer certificate .

2
The Lender (i) confirms that the details in the Schedule hereto next to the heading “Commitment” accurately summarises its Commitment in the Facility Agreement and (ii) requests the Transferee to accept and procure the transfer to the Transferee of the portion of such Commitment specified in the Schedule hereto next to the heading “Portion Transferred” by counter-signing and delivering the Transfer Certificate to the Agent at its address for the service of Communications specified in the Facility Agreement.

3
The Transferee requests the Agent to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of Clause 12.4 of the Facility Agreement so as to take effect in accordance with the terms thereof on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4
The Transferee confirms that it has received a copy of the Facility Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not in the future rely on the Lender or any other party to the Facility Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Lender or any other party to the Facility Agreement to access or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrowers or any other party to the Facility Agreement.

5
Execution of this Transfer Certificate by the Transferee constitutes its representation to the Transferor and all other parties to the Facility Agreement that it has power to become a party to the Facility Agreement as a Lender on the terms herein and therein set out and has taken all steps to authorise execution and delivery of this Transfer Certificate.

6
The Transferee undertakes with the Lender and each of the other parties to the Facility Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Facility Agreement will be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which the Transfer Certificate is expressed to take effect.

7
The Lender makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facility Agreement or any document relating thereto and assumes no responsibility for the financial condition of the Borrowers or for the performance and observance by the Borrowers of any of their obligations under the Facility Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

8
The Lender gives notice that nothing in this transfer certificate or in the Facility Agreement (or any document relating thereto) shall oblige the Lender to (i) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Facility Agreement transferred pursuant hereto or (ii) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including, without limitation, the non-performance by the Borrowers or any other party to the Facility Agreement (or any document relating thereto) of its obligations under any such document. The Transferee acknowledges the absence of any such obligation as is referred to in (i) or (ii) above.

9	The Security Trustee’s rights under clause 2.5 of the Facility Agreement remain in full force and effect and are not affected by this transfer.

10	This Transfer Certificate and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with English law.
THE SCHEDULE
1	Lender:

2	Transferee:

3	Transfer Date:

4	Commitment:

5	Portion Transferred:

[Transferor Bank]	[Transferee Bank]

By:	By:

Date:	Date:

Calyon

As agent for and on behalf of itself, the Borrowers and the other Finance Parties in the presence of:-

By:

Date: [ ]

SCHEDULE 5

Form of Drawdown Notice

To:	Calyon

From:	Taizhou Hull No. WZL 0501 L.L.C.
Taizhou Hull No. WZL 0502 L.L.C.
Taizhou Hull No. WZL 0503 L.L.C.
DHJS Hull No. 2007-001 L.L.C.
DHJS Hull No. 2007-002 L.L.C.
[Date]
Dear Sirs,
Drawdown Notice
We refer to the Loan Agreement dated                      2009 made between, amongst others, ourselves and yourselves (the “Agreement”).
Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.
Pursuant to Clause 2.2 of the Agreement, we irrevocably request that you in respect of the purchase of Vessel [A/B/C/D/E] advance a Drawing in the sum of [                    ] to us on                                          200     , which is a Business Day, by paying the amount of the advance to [insert bank details of where the Drawing should be paid depending on the purpose stated above].
We warrant that the representations and warranties contained in Clause 4 (other than those in Clauses 4.2, 4.6 and 4.21) of the Agreement are true and correct at the date of this Drawdown Notice and will be true and correct on                      200     , that no Event of Default or Potential Event of Default has occurred and is continuing, and that no Event of Default or Potential Event of Default will result from the advance of the sum requested in this Drawdown Notice.
Yours faithfully

For and on behalf of
Taizhou Hull No. WZL 0501 L.L.C.
Taizhou Hull No. WZL 0502 L.L.C.
Taizhou Hull No. WZL 0503 L.L.C.
DHJS Hull No. 2007-001 L.L.C.
DHJS Hull No. 2007-002 L.L.C.

SCHEDULE 6
Calculation of the Mandatory Cost
1
The Mandatory Cost is an addition to the interest rate to compensate the Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the Loan) and will be expressed as a percentage rate per annum.

3
The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01
300	per cent. per annum.

Where E is the rate of charge payable by a Lender to the Financial Services Authority under the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Agent as being the average of the Fee Tariffs applicable to that Lender for that financial year).

5	For the purposes of this Schedule:
(a)	“Eligible Liabilities and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
“Facility Office” means the office notified by a Lender to the Agent in writing on or before the date it becomes a Lender as the office through which it will perform its obligations under the Agreement;

(c)
“Fee Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)
“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fee Rules but taking into account any applicable discount rate); and

(e)	“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union;

(f)	“Parties” means any party to the Agreement, including its successors in title permitted assigns and permitted transferees; and

(g)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6
If requested by the Agent, each Lender shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Lender as being the average of the Fee Tariffs applicable to that Lender for that financial year).

7
Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender Shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8
The percentages of each Lender for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless the Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as in its Facility Office.

9
The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10
The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 6 and 7 above.

11
Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12
The Agent may from time to time, after consultation with the Borrowers and the Lenders determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 7

Form of Compliance Certificate

To:	Calyon (the “Agent”)
From:	Teekay LNG Partners, LP (the “Guarantor”)

Date:	[•]
Dear Sirs,
We refer to an agreement (the “Agreement”) dated                      2009 and made between (1) the companies listed at Schedule 2 of the Agreement as borrowers (2) the banks and financial institutions listed in Schedule 1 of the Agreement as banks, (3) yourselves as Agent (4) yourselves as Security Trustee (5) yourselves as Arranger (as from time to time amended, varied, novated or supplemented).
We also refer to the guarantee (the “Guarantee”) dated                      2009 made between ourselves as Guarantor and yourselves as Agent.
Terms defined or construed in the Agreement have the same meanings and constructions in this Certificate.
We attach the relevant calculation details applicable on the last day of our financial [year][quarter] ending [•] (the “Relevant Period”) which confirm that:-
1	The ratio of Net Debt to Net Debt plus Equity [was at all times equal to or below/increased above] 80%.

2
the aggregate of Free Liquidity and Available Credit Lines [was at all times equal to or greater than/fell below] $35,000,000. Therefore the condition contained in clause 5.2 of the Guarantee [has/has not] been complied with in respect of the Relevant Period.

3	The Tangible Net Worth [was at all times equal to or greater than/fell below] $400,000,000.

Signed:

Duly authorised representative of
TEEKAY LNG PARTNERS LP

SCHEDULE 8

Repayment Schedules
Part A: Vessels A, B and C

Quarter
from
Delivery	Loan Outstanding	Repayment
1	$19,660,687	$339,313
2	$19,316,285	$344,402
3	$18,966,717	$349,568
4	$18,611,905	$354,812
5	$18,251,771	$360,134
6	$17,886,235	$365,536
7	$17,515,216	$371,019
8	$17,138,631	$376,584
9	$16,756,398	$382,233
10	$16,368,432	$387,967
11	$15,974,646	$393,786
12	$15,574,953	$399,693
13	$15,169,264	$405,688
14	$14,757,491	$411,774
15	$14,339,541	$417,950
16	$13,915,321	$424,219
17	$13,484,738	$430,583
18	$13,047,697	$437,042
19	$12,604,100	$443,597
20	$12,153,849	$450,251
21	$11,696,844	$457,005
22	$11,232,984	$463,860

Quarter
from
Delivery	Loan Outstanding	Repayment
23	$10,762,166	$470,818
24	$10,284,286	$477,880
25	$9,799,237	$485,048
26	$9,306,913	$492,324
27	$8,807,205	$499,709
28	$8,300,000	$507,205
Part B: Vessels D and E

Quarter
from
Delivery	Loan Outstanding	Repayment
1	$30,475,081	$524,919
2	$29,942,287	$532,793
3	$29,401,502	$540,785
4	$28,852,605	$548,897
5	$28,295,475	$557,130
6	$27,729,987	$565,487
7	$27,156,018	$573,970
8	$26,573,438	$582,579
9	$25,982,121	$591,318
10	$25,381,933	$600,188
11	$24,772,742	$609,190
12	$24,154,414	$618,328
13	$23,526,811	$627,603
14	$22,889,793	$637,017
15	$22,243,221	$646,573
16	$21,586,950	$656,271
17	$20,920,834	$666,115

Quarter
from
Delivery	Loan Outstanding	Repayment
18	$20,244,727	$676,107
19	$19,558,479	$686,249
20	$18,861,937	$696,542
21	$18,154,946	$706,990
22	$17,437,351	$717,595
23	$16,708,992	$728,359
24	$15,969,707	$739,285
25	$15,219,333	$750,374
26	$14,457,704	$761,629
27	$13,684,650	$773,054
28	$12,900,000	$784,653

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SIGNED by duly authorised for and on behalf of TAIZHOU HULL NO. WZL 0501 L.L.C.	) ) )	Kavita Shah Attorney-in-Fact

SIGNED by duly authorised for and on behalf of TAIZHOU HULL NO. WZL 0502 L.L.C.	) ) )	Kavita Shah Attorney-in-Fact

SIGNED by duly authorised for and on behalf of TAIZHOU HULL NO. WZL 0503 L.L.C.	) ) )	Kavita Shah Attorney-in-Fact

SIGNED by duly authorised for and on behalf of DHJS HULL NO. 2007-001 L.L.C.	) ) )	Kavita Shah Attorney-in-Fact

SIGNED by duly authorised for and on behalf of DHJS HULL NO. 2007-002 L.L.C.	) ) )	Kavita Shah Attorney-in-Fact

SIGNED by duly authorised for and on behalf of CALYON (as an Original Lender)	) ) )

SIGNED by duly authorised for and on behalf of THE EXPORT-IMPORT BANK OF CHINA (as an Original Lender)	) ) ) )

SIGNED by duly authorised for and on behalf of CALYON (as the Agent)	) ) )

SIGNED by duly authorised for and on behalf of CALYON (as the Security Trustee)	) ) )

SIGNED by duly authorised for and on behalf of CALYON (as the Arranger)	) ) )